As filed with the Securities and Exchange Commission on November 26, 2019.

Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

America First Multifamily Investors, L.P.
(Exact name of registrant as specified in its charter)
Delaware	47-0810385
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1004 Farnam Street, Suite 400 Omaha, Nebraska 68102
(402) 444-1630
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Craig S. Allen

Chief Financial Officer

1004 Farnam Street, Suite 400

Omaha, Nebraska 68102

(402) 444-1630

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

David P. Hooper, Esq. Barnes & Thornburg LLP 11 S. Meridian Street Indianapolis, Indiana 46204 (317) 236-1313

Approximate date of commencement of proposed sale to the public:

From time to time or at one time after the effective date of this Registration Statement, as the registrant shall determine.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Beneficial unit certificates representing assigned limited partnership interests	–	–	$225,000,000	$20,576

(1)

There are being registered hereunder such presently indeterminate number of beneficial unit certificates representing assigned limited partnership interests (“BUCs”) of America First Multifamily Investors, L.P. which may be offered and sold in such amount as shall result in an aggregate offering price not to exceed $225,000,000.  This Registration Statement also covers an indeterminate amount of securities, if applicable, as may be issued in exchange for, or upon conversion or exercise of, as the case may be, the securities registered hereunder, including, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), any securities issuable upon a unit split, unit dividend, recapitalization, or similar event.

(2)

The proposed maximum aggregate offering price has been estimated solely to calculate the registration fee in accordance with Rule 457(o) under the Securities Act.  Pursuant to Rule 415(a)(6) under the Securities Act, the securities registered pursuant to this Registration Statement include $75,000,000 of unissued and unsold securities (the “Unsold Securities”) previously registered by the registrant on the registrant’s expiring Registration Statement on Form S-3 (File No. 333-214656), filed by the registrant on November 16, 2016, and declared effective on November 29, 2016 (the “Prior Registration Statement”).  The Prior Registration Statement registered BUCs for a proposed maximum aggregate offering price of $225,000,000.  In connection with the Prior Registration Statement, the registrant previously paid a registration fee of $8,630 in respect of the Unsold Securities.  Pursuant to Rule 415(a)(6) under the Securities Act, the filing fee of $8,630 previously paid by the registrant relating to the Unsold Securities included on this Registration Statement will continue to be applied to such Unsold Securities.  Accordingly, the “Amount of registration fee” above reflects only the filing fee attributable to the $150,000,000 of new securities registered on this Registration Statement. To the extent that, after the filing date hereof and prior to the effectiveness of this Registration Statement, the registrant sells any Unsold Securities pursuant to the Prior Registration Statement, the registrant will identify in a pre-effective amendment to this Registration Statement the updated amount of Unsold Securities from the Prior Registration Statement to be included in this Registration Statement pursuant to Rule 415(a)(6) and the updated amount of any new securities to be registered on this Registration Statement. Pursuant to Rule 415(a)(6) under the Securities Act, the offering of the Unsold Securities under the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this Registration Statement.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to completion, dated November 26, 2019

PROSPECTUS

$225,000,000

Beneficial Unit Certificates Representing Assigned Limited Partnership Interests

We may use this prospectus to offer, from time to time, in one or more offerings, beneficial unit certificates representing assigned limited partnership interests (“BUCs”) in America First Multifamily Investors, L.P.  The aggregate initial offering price of all BUCs sold by us under this prospectus will not exceed $225,000,000.  We will provide the specific terms of each issuance of these securities in supplements to this prospectus.  You should read this prospectus and any supplement carefully before you decide to invest in our BUCs.

Our BUCs are traded on the NASDAQ Global Select Market under the symbol “ATAX.”  The last reported sale price of our BUCs on November 25, 2019 was $7.32 per BUC.  Our principal executive offices are located at 1004 Farnam Street, Suite 400, Omaha, Nebraska, 68102.  Our telephone number is (402) 444-1630.

We may offer and sell these securities to or through one or more underwriters, dealers, and agents, or directly to purchasers, on a continuous or delayed basis, and in amounts, at prices, and at terms to be determined by market conditions and other factors at the time of the offering.  This prospectus describes the general terms of the securities and the general manner in which we will offer the securities.  Each time we offer to sell securities we will provide a prospectus supplement that will contain specific information about those securities and the terms of that offering.  The prospectus supplement also may add, update, or change information contained in this prospectus.  If agents or any dealers or underwriters are involved in the sale of the securities, the applicable prospectus supplement will set forth the names of the agents, dealers, or underwriters and any applicable commissions or discounts.  Net proceeds from the sale of securities will be set forth in the applicable prospectus supplement.  For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

This prospectus may be used to offer and sell securities only if accompanied by a prospectus supplement.  You should read this prospectus and any prospectus supplement carefully before you invest.  You should also read the documents we refer to in the “Where You Can Find More Information” section of this prospectus for information on us and our financial statements.

Investing in our securities involves a high degree of risk.  Limited partnerships are inherently different from corporations.  You should carefully consider the information under the heading “Risk Factors” beginning on page 7 of this prospectus, and contained in any applicable prospectus supplement and in the documents incorporated by reference herein and therein, before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is __________, 2019.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement or any “free writing prospectus” we may authorize to be delivered to you.  We have not authorized anyone else to provide you with different information or to make additional representations.  We are not making or soliciting an offer of any securities other than the securities described in this prospectus and any prospectus supplement.  We are not making or soliciting an offer of these securities in any state or jurisdiction where an offer is not permitted or in any circumstances in which such offer or solicitation is unlawful.  You should not assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of each of those documents.

We further note that the representations, warranties, and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein or in any prospectus supplement were made solely for the benefit of the parties to such agreement and the third-party beneficiaries named therein, if any, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty, or covenant to you.  Moreover, such representations, warranties, or covenants were accurate only as of the date when made.  Accordingly, such representations, warranties, and covenants should not be relied on as accurately representing the current state of our affairs.

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ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC.  Under the shelf registration process, we may, from time to time, sell up to $225,000,000 in total aggregate offering price of BUCs, as described in this prospectus, in one or more offerings.

This prospectus provides you with a general description of us and the securities offered under this prospectus.  Each time we sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities being offered.  The prospectus supplement also may add to, update, or change the information contained in this prospectus.  If there is any inconsistency between the information contained in this prospectus and any information incorporated by reference in this prospectus, on the one hand, and the information contained in any applicable prospectus supplement or incorporated by reference therein, on the other hand, you should rely on the information in the applicable prospectus supplement or incorporated by reference in the prospectus supplement.  You should read carefully this prospectus, any prospectus supplement, and the additional information described below under the heading “Where You Can Find More Information.”

Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules, or regulations, we may instead include such information or add, update, or change the information contained in this prospectus by means of a post-effective amendment to the registration statement, of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference into this prospectus or by any other method as may then be permitted under applicable law, rules, or regulations.

Statements made in this prospectus, in any prospectus supplement or in any document incorporated by reference in this prospectus or any prospectus supplement as to the contents of any contract or other document are not necessarily complete.  In each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement of which this prospectus is a part, or as an exhibit to the documents incorporated by reference. You may obtain copies of those documents as described in this prospectus under “Where You Can Find More Information.”

Neither the delivery of this prospectus nor any sale made hereunder implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus. You should not assume that the information in this prospectus, including any information incorporated in this prospectus by reference, an accompanying prospectus supplement, or any “free writing prospectus” we may authorize to be delivered to you, is accurate as of any date other than the date on the front cover of each of those documents. Our business, financial condition, results of operations, and prospects may have changed since that date.

Throughout this prospectus, when we use the terms “we,” “us,” or the “Partnership,” we are referring to America First Multifamily Investors, L.P. References in this prospectus to our “General Partner” refer to America First Capital Associates Limited Partnership Two, whose general partner is Greystone AF Manager, LLC (“Greystone”). In addition, references in this prospectus to “Units” refer collectively to our BUCs and Series A Preferred Units, and references to our “Unitholders” refer collectively to the holders of our BUCs and Series A Preferred Units.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference certain forward-looking statements.  All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy, and plans and objectives of management for future operations, are forward-looking statements.  When used, statements which are not historical in nature, including those containing words such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions, are intended to identify forward-looking statements.  We have based forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition, and results of operations.  This prospectus also contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other industry data.  This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates.  We have not independently verified the statistical and other industry data generated by independent parties which are contained in this prospectus and, accordingly, we cannot guarantee their accuracy or completeness.

These forward-looking statements are subject, but not limited, to various risks and uncertainties, including but not limited to those relating to:

•	current maturities of our financing arrangements and our ability to renew or refinance such financing arrangements;
•	defaults on the mortgage loans securing our mortgage revenue bonds;
•	the competitive environment in which we operate;
•	risks associated with investing in multifamily and student residential properties and commercial properties, including changes in business conditions and the general economy;
•	changes in interest rates;
•	our ability to use borrowings or obtain capital to finance our assets;
•	local, regional, national, and international economic and credit market conditions;
•	recapture of previously issued Low Income Housing Tax Credits (“LIHTCs”) in accordance with Section 42 of the Internal Revenue Code;
•	changes in the United States Department of Housing and Urban Development’s (“HUD’s”) Capital Fund Program;
•	geographic concentration within the mortgage revenue bond portfolio held by the Partnership;
•	appropriations risk related to the funding of federal housing programs, including HUD Section 8; and
•	changes in the U.S. corporate tax code and other government regulations affecting our business.

Other risks, uncertainties, and factors, including those discussed in any supplement to this prospectus or in the reports that we file from time to time with the Securities and Exchange Commission (such as our Forms 10-K and 10-Q) could cause our actual results to differ materially from those projected in any forward-looking statements we make. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. In addition, projections, assumptions, and estimates of our future performance and the future performance of the industries in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described under the heading “Risk Factors” in this prospectus and those described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

ABOUT AMERICA FIRST MULTIFAMILY INVESTORS, L.P.

Our Business

America First Multifamily Investors, L.P. was formed for the primary purpose of acquiring a portfolio of mortgage revenue bonds (“MRBs”) that are issued by state and local housing authorities to provide construction and/or permanent financing for affordable multifamily and student housing (collectively “Residential Properties”) and commercial properties in their market areas.  We expect and believe the interest received on these bonds is excludable from gross income for federal income tax purposes.  We may also invest in other types of securities that may or may not be secured by real estate and may make property loans to multifamily residential properties which may or may not be financed by MRBs held by the Partnership, to the extent permitted under the terms of the Partnership’s First Amended and Restated Agreement of Limited Partnership dated September 15, 2015, as further amended (the “Partnership Agreement”).  In addition, we may acquire interests in multifamily, student, and senior citizen residential properties.

We have been in operation since 1998 and own 76 MRBs with an aggregate outstanding principal amount of approximately $681.4 million as of September 30, 2019.  The majority of these MRBs were issued by state and local housing authorities in order to provide construction and/or permanent financing for 66 Residential Properties containing a total of 10,871 rental units located in 13 states in the United States.  Each MRB for the Residential Properties is secured by a mortgage or deed of trust.  One MRB is secured by a mortgage on the ground, facilities, and equipment of a commercial ancillary health care facility in Tennessee.  Each of the MRBs provides for interest payable at a fixed rate on a periodic basis.

We directly own 13 MRBs, while seven MRBs are owned by ATAX TEBS I, LLC; 12 MRBs are owned by ATAX TEBS II, LLC; seven MRBs are owned by ATAX TEBS III, LLC; and 25 MRBs are owned by ATAX TEBS IV, LLC.  Each of these entities is a special purpose entity owned and controlled by the Partnership to facilitate Tax Exempt Bond Securitization (“TEBS”) Financings with Freddie Mac.  One MRB is securitized and held by Deutsche Bank AG (“Deutsche Bank”) in a Term Tender Option Bond (“Term TOB”) facility. Five MRBs are securitized and held by Deutsche Bank in Term A/B Trust financing facilities. One MRB is securitized and held by Morgan Stanley Bank, N.A. (“Morgan Stanley”) in a Term TOB facility. Five MRBs are securitized and held by Mizuho Capital Markets, LLC (“Mizuho”) in Tender Option Bond (“TOB”) Trust financing facilities. During 2019, we strategically diversified our lending relationships. We closed on a new Term TOB trust financing structure with Morgan Stanley in May 2019 and new TOB trust financing structures with Mizuho beginning in July 2019. The addition of these two investment banking relationships will further diversify our access to debt financing arrangements.

The ability of the Residential Properties and the commercial property that collateralize our MRBs to make payments of interest is a function of the net cash flow generated by these properties.  Net cash flow from a multifamily or student residential property depends on the rental and occupancy rates of the property and the level of operating expenses.  Occupancy rates and rents are directly affected by the supply of, and demand for, apartments in the market areas in which a property is located.  This, in turn, is affected by several factors such as the requirement that a certain percentage of the rental units be set aside for tenants who qualify as persons of low to moderate income, local or national economic conditions, and the amount of new apartment construction and interest rates on single-family mortgage loans.  Net cash flow from the commercial property depends on the number of cancer patients which utilize the cancer therapy center and the ability to hire and retain key employees to provide the related cancer treatment.  In addition, factors such as government regulation, inflation, real estate and other taxes, labor problems, and natural disasters can affect the economic operations of the properties which collateralize the MRBs. The return we realize from our investments in MRBs depends upon the economic performance of the Residential Properties and the commercial property which collateralize these MRBs. We may be in competition with other residential rental properties and commercial properties located in the same geographic areas as the properties financed with our MRBs.

We may also make taxable property loans to Residential Properties which are financed by MRBs held by us.  We do this to provide financing for capital improvements at these properties or to otherwise support property operations when we determine it is in our best long-term interest.  We may also invest in other types of securities that may or may not be secured by real estate to the extent allowed by the Partnership Agreement.  We also rely on an exemption from registration under the Investment Company Act of 1940, which has certain restrictions on the types and amounts of securities owned by the Partnership.

Under the Partnership Agreement, any tax-exempt investments, other than MRBs, that are not secured by a direct or indirect interest in a property must be rated in one of the four highest rating categories by at least one nationally recognized securities rating agency.  The Partnership’s acquisition of any tax-exempt investment or other investment may not cause the aggregate book value of such investments to exceed 25% of our assets at the time of acquisition.  As of September 30, 2019, the Partnership owned three Public Housing Capital Fund Trusts Certificates (“PHC Certificates”).  The PHC Certificates had an aggregate outstanding principal amount of approximately $44.9 million as of September 30, 2019. The PHC Certificates represent beneficial interests in three trusts (“PHC Trusts”). The PHC Certificates consist of custodial receipts evidencing loans made to numerous public housing authorities.  Principal and interest on these loans are payable by the respective public housing authorities out of annual appropriations to the public housing authorities by HUD under HUD’s Capital Fund Program established under the Quality Housing and Work Responsibility Act of 1998 (the “Capital Fund Program”). The PHC Trusts have a first lien on these annual Capital Fund Program payments to secure the public housing authorities’ respective obligations to pay principal and interest on their loans. The PHC Certificates are securitized into three separate TOB Trust financing facilities with Mizuho.

As of September 30, 2019, we owned membership interests in nine unconsolidated entities (“Vantage Properties”).  Our investments in the Vantage Properties are used to construct multifamily real estate properties.  We do not have controlling interests in the Vantage Properties and account for the membership interests under the equity method of accounting.  We earn a return on our membership interests accruing immediately on our contributed capital, which is guaranteed, up to a specified amount, through the second anniversary of construction completion by an unrelated third party.  The limited membership interests entitle us to shares of certain cash flows generated by the Vantage Properties from operations and upon the occurrence of certain capital transactions, such as a refinancing or sale.

We may acquire ownership interests in multifamily and student apartment properties (“MF Properties”).  As of September 30, 2019, we owned two MF Properties containing 859 rental units located in Nebraska and California. In addition, we may acquire real estate securing our MRBs through foreclosure in the event of a default. Net cash flow of our MF Properties depends on the rental and occupancy rates of the property and the level of operating expenses. Occupancy rates and rents are directly affected by the supply of, and demand for, apartments in the market areas in which a property is located. This, in turn, is affected by several factors such as local or national economic conditions, and the amount of new apartment construction and interest rates on single-family mortgage loans, government regulation, inflation, real estate and other taxes, labor problems, and natural disasters. We operate our MF Properties until the opportunity arises to sell the properties at what we believe is their optimal fair value or to position ourselves for future investments in MRBs issued to finance these properties.

Business Objectives and Strategy

Our business objectives are acquiring, holding, selling, and otherwise dealing with a portfolio of MRBs which have been issued to provide construction and/or permanent financing for affordable multifamily, student housing, and commercial properties.  We are pursuing a business strategy of acquiring additional MRBs and other investments on a leveraged basis.  We expect and believe the interest earned on these MRBs is excludable from gross income for federal income tax purposes.  We seek to achieve our investment growth strategy by investing in additional MRBs and other investments as permitted by our Partnership Agreement, taking advantage of financing structures available in the securities market, and entering into interest rate risk management instruments.

We are pursuing a business strategy of acquiring additional MRBs and other investments, as permitted by the Partnership Agreement, on a leveraged basis to (i) increase the amount of interest available for distribution to our Unitholders; and (ii) reduce risk through interest rate hedging. We may finance the acquisition of additional MRBs and other investments through the reinvestment of cash flows, the issuance of additional BUCs or Series A Preferred Units, lines of credit, or securitization financing using our existing portfolio of MRBs and other investments. Our current operating policy is to use securitizations or other forms of leverage which will not exceed 75% of the total Partnership assets. The Partnership assets are defined as the cost adjusted for paydowns for MRBs, PHC Certificates, property loans, and taxable MRBs, and initial cost for deferred financing costs and MF Properties.

We continually assess opportunities to reposition our existing portfolio of MRBs.  The principal objective of this assessment is to improve the quality and performance of our MRB portfolio and, ultimately, increase the amount of cash available for distribution to our Unitholders.  In some cases, we may elect to redeem selected MRBs that have experienced significant appreciation.  Through the selective redemption of the MRBs, a sale or refinancing of the underlying property will be required.  In other cases, we may elect to sell MRBs on properties that are in stagnant or declining markets.  The proceeds received from these transactions would be redeployed into other investments consistent with our investment objectives.

We expect to invest primarily in MRBs issued to provide affordable rental housing, student housing projects, and commercial property.  The four basic types of MRBs which we may acquire as investments are as follows:

1.	Private activity bonds issued under Section 142(d) of the Internal Revenue Code of 1986, as amended (the “Code”).
2.	Bonds issued under Section 145 of the Code by not-for-profit entities qualified under Section 501(c)(3) of the Code;
3.	Essential function bonds issued by a public instrumentality to finance a multifamily residential property owned by such instrumentality; and
4.	Existing “80/20 bonds” that were issued under Section 103(b)(4)(A) of the Internal Revenue Code of 1954.

Each of these structures permits the issuance of MRBs to finance the construction or acquisition and rehabilitation of affordable rental housing or other not-for-profit commercial property.  Under applicable Treasury Regulations, any affordable multifamily residential project financed with MRBs that are purportedly tax-exempt must set aside a percentage of its total rental units for occupancy by tenants whose incomes do not exceed stated percentages of the median income in the local area.  In each case, the balance of the rental units in the multifamily residential project may be rented at market rates (unless otherwise restricted by local housing authorities).  With respect to private activity bonds issued under Section 142(d) of the Code, the owner of the multifamily residential project may elect, at the time the MRBs are issued, whether to set aside a minimum of 20% of the units for tenants making less than 50% of area median income (as adjusted for household size) or 40% of the units for tenants making less than 60% of the area median income (as adjusted for household size). The MRBs that were secured by Residential Properties issued prior to the Tax Reform Act of 1986 (so called “80/20” bonds) require that 20% of the rental units be set aside for tenants whose income does not exceed 80% of the area median income, without adjustment for household size. State and local housing authorities may require additional rent restrictions above those required by Treasury Regulations. There are no Treasury Regulations related to MRBs that are collateralized by commercial property.

We expect that many of the private activity housing MRBs that we evaluate for acquisition will be issued in conjunction with the syndication of LIHTCs by the owner of the financed multifamily residential project. Additionally, to facilitate our investment strategy of acquiring additional MRBs, we may acquire ownership positions in the MF Properties. In many cases, we expect to acquire MRBs on these MF Properties at the time of a restructuring of the MF Property’s ownership. Such restructuring may involve the syndication of LIHTCs in conjunction with property rehabilitation.

Additionally, we are continuing to pursue a business strategy of making equity investments in market-rate multifamily residential properties through non-controlling membership interests in unconsolidated entities.  Our investments in unconsolidated entities are used to construct market-rate, multifamily real estate properties.

Investment Types

Mortgage Revenue Bonds.  We invest in MRBs that are secured by a mortgage or deed of trust on Residential Properties and a commercial property.  Each of these MRBs bears interest at a fixed annual rate.  The amount of interest earned by us from our investment in MRBs is a function of the net cash flow generated by the

Residential Properties and the commercial property which collateralize the MRBs. Net cash flow from a residential property depends on the rental and occupancy rates of the property and the level of operating expenses.  Net cash flow from the commercial property depends on the number of cancer patients that utilize the cancer therapy center and the ability to hire and retain key employees to provide the related cancer treatment.

Other Securities. We may invest in other types of securities that may or may not be secured by real estate, as permitted under the terms of the Partnership Agreement.  Other tax-exempt investments must be rated in one of the four highest rating categories by at least one nationally recognized securities rating agency. These tax-exempt investments and other securities may not represent, in the aggregate, more than 25% of our assets at the time of acquisition.

PHC Certificates. The PHC Certificates represent beneficial interests in three PHC Trusts. The PHC Trusts consist of custodial receipts evidencing loans made to numerous public housing authorities. Principal and interest on these loans are payable by the respective public housing authorities out of annual appropriations to be made to the public housing authorities by HUD under HUD’s Capital Fund Program. The PHC Trusts have a first lien on these annual Capital Fund Program payments to secure the public housing authorities’ respective obligations to pay principal and interest on their loans. The PHC Certificates rating by Standard & Poor’s were investment grade as of September 30, 2019.

Other Investments.  We also have a reportable segment consisting of our ownership of ATAX Vantage Holdings, LLC, which, as of September 30, 2019, had non-controlling investments in the Vantage Properties.

Property Loans. We may also make taxable property loans which are secured by Residential Properties that are financed by MRBs and taxable property loans which are unsecured.

MF Properties.  We may acquire controlling interests in multifamily, student or senior citizen residential properties. We plan to operate the MF Properties to position ourselves for a future investment in MRBs issued to finance the acquisition and/or rehabilitation of the property by a new owner or until the opportunity arises to sell the properties at what we believe is their optimal fair value.

Investment Opportunities and Business Challenges

There continues to be a significant unmet demand for affordable multifamily, student, and senior citizen residential housing in the United States.  HUD reports that there is a high demand for quality affordable housing.  The types of MRBs in which we invest offer developers of affordable housing a low-cost source of construction and permanent debt financing for these types of properties.  Investors purchase these MRBs because the interest income paid on these bonds is expected to be exempt from federal income taxation.

The demand for affordable housing by qualified potential residents whose income does not exceed 50-60% of the area median income continues to increase.  Government programs that provide direct rental support to residents has not kept up with the demand, therefore programs that support private sector development and support for affordable housing through MRBs, tax credits, and grant funding to developers have become more prominent.

In addition to MRBs, the federal government promotes affordable housing using LIHTCs for affordable multifamily rental housing.  The syndication and sale of LIHTCs along with MRB financing is attractive to developers of affordable housing because it helps them raise equity and debt financing for their projects.  Under this program, developers that receive an allocation of private activity bonds will also receive an allocation of federal LIHTCs as a method to encourage the development of affordable multifamily housing.  We do not invest in LIHTCs but are attracted to MRBs that are issued in association with federal LIHTC syndications because in order to be eligible for federal LIHTCs a property must either be newly constructed or substantially rehabilitated and therefore, may be less likely to become functionally obsolete in the near term than an older property.  There are various requirements to be eligible for federal LIHTCs, including rent and tenant income restrictions.  In general, the property owner must elect to set aside either 40% or more of the property’s residential units for occupancy by households whose income is 60% or less (adjusted for family size) of the area median gross income or 20% or more of the property’s residential units for occupancy by households whose income is 50% or less (adjusted for family size) of the area median gross income.  These units remain subject to these set aside requirements for a minimum of 30 years.

The inability to access debt financing may result in adverse effects on our financial condition and results of operations. There can be no assurance that we will be able to finance additional acquisitions of MRBs or other investments through either additional equity or debt financing. Although the consequences of market and economic conditions and their impact on our ability to pursue our plan to grow through investments in additional housing bonds are not fully known, we do not anticipate that our existing assets will be adversely affected in the long-term. In addition, the Residential Properties and MF Properties which have not reached stabilization (which is 90% occupancy for 90 days and the achievement of 1.15 times debt service coverage ratio on amortizing debt service during the period) will result in lower economic occupancy at the related properties.

Since 2016, we have identified, and owned, membership interests in eleven Vantage Properties.  These investments in the Vantage Properties are used to construct market-rate, multifamily real estate properties.  The limited membership interests entitle us to shares of certain cash flows generated by the Vantage Properties from operations and upon the occurrence of certain capital transactions, such as a refinancing or sale.

General Information

The Partnership was formed on April 2, 1998 under the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”).  The operations of the Partnership are conducted pursuant to the terms and conditions of the Partnership Agreement.  See “The Partnership Agreement” beginning on page 8.

Our general partner is America First Capital Associates Limited Partnership Two (the “General Partner”), whose general partner is Greystone.  Greystone is an affiliate of Greystone & Co., Inc., which, together with its affiliated companies, is a real estate lending, investment, and advisory company with an established reputation as a leader in multifamily and healthcare finance, having ranked as a top FHA, Fannie Mae, and Freddie Mac lender in these sectors.

We are a partnership for federal income tax purposes. This means that we do not pay federal income taxes on our income. Instead, all of our profits and losses are allocated to our partners, including the holders of BUCs, under the terms of our Partnership Agreement. See “U.S. Federal Income Tax Considerations” beginning on page 18. In addition, a majority of our income consists of what we believe and expect to be tax-exempt interest income.

Our principal executive offices are located at 1004 Farnam Street, Suite 400, Omaha, Nebraska 68102, and our telephone number is (402) 444-1630. We maintain a website at www.ataxfund.com, where certain information about the Partnership is available. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this prospectus, any accompanying prospectus supplement or any other report or document we file with or furnish to the SEC.

Our initial limited partner, which has the obligation to perform certain actions on behalf of the BUC holders under the Partnership Agreement, is Greystone ILP, Inc., a Delaware corporation. The BUCs represent assignments by the initial limited partner of its rights and obligations as a limited partner to outside third-party investors.

For additional information about our business, properties, and financial condition, please refer to the documents cited in “Where You Can Find More Information.”

RISK FACTORS

An investment in our securities involves risks.  Additionally, limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in similar businesses.  You should carefully consider the risk factors and all of the other information included in, or incorporated by reference into, this prospectus or any prospectus supplement, including those included in our most recent Annual Report on Form 10-K and, if applicable, in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, in evaluating an investment in our securities.  If any of these risks were to occur, our business, financial condition, or results of operations could be adversely affected.  In that case, the trading price of our BUCs could decline and you could lose all or part of your investment.  When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.  Also, please read “Cautionary Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS

Unless we inform you otherwise in a supplement to this prospectus, we intend to use the net proceeds to us from the sale of any particular offering of securities covered by this prospectus to acquire additional MRBs and other investments meeting our investment criteria.  Any remaining net proceeds will be used for general business purposes, including reduction in our indebtedness.  Any specific allocation of the net proceeds of an offering of securities to a purpose will be determined at the time of the offering and will be described in a prospectus supplement.

THE PARTNERSHIP AGREEMENT

General

The rights and obligations of Unitholders and the General Partner are set forth in the Partnership Agreement.  The following is a summary of the material provisions of the Partnership Agreement.  This summary does not purport to be complete and is subject to, and qualified in its entirety by, the terms of the Partnership Agreement, which is incorporated by reference into the registration statement of which this prospectus forms a part.  We will provide prospective investors with a copy of the Partnership Agreement upon request at no charge.

Organization and Duration

The Partnership was organized in 1998 and has a perpetual existence.

Purpose

The purpose of the Partnership under the Partnership Agreement is to engage directly in, or enter into or form, hold, and dispose of any corporation, partnership, joint venture, limited liability company, or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized under the Delaware LP Act, and do anything necessary or appropriate to the foregoing.  In this regard, the purpose of the Partnership includes, without limitation, the acquisition, holding, selling, and otherwise dealing with MRBs and other instruments backed by multifamily residential properties, and other investments as determined by the General Partner.

Management

Management by General Partner

Under the terms of the Partnership Agreement, the General Partner has full, complete, and exclusive authority to manage and control the business affairs of the Partnership.  Such authority specifically includes, but is not limited to, the power to (i) acquire, hold, refund, reissue, remarket, securitize, transfer, foreclose upon, sell or otherwise deal with the investments of the Partnership, (ii) issue additional Units and other Partnership securities, borrow money, and issue evidences of indebtedness, (iii) apply the proceeds from the sale or the issuance of additional Units or other Partnership securities to the acquisition of additional MRBs (and associated taxable mortgages) and other types of investments meeting the Partnership’s investment criteria, (iv) issue options, warrants, rights, and other equity instruments relating to Units under employee benefit plans and executive compensation plans maintained or sponsored by the Partnership and its affiliates, (v) issue Partnership securities in one or more classes or series with such designations, preferences, rights, powers, and duties, which may be senior to existing classes and series of Partnership securities, including BUCs, and (vi) engage in spin-offs and other similar transactions, and otherwise transfer or dispose of Partnership assets pursuant to such transactions.  The Partnership Agreement provides that the General Partner and its affiliates may and shall have the right to provide goods and services to the Partnership subject to certain conditions.  The Partnership Agreement also imposes certain limitations on the authority of the General Partner, including restrictions on the ability of the General Partner to dissolve the Partnership without the consent of a majority in interest of the limited partners.

Other than certain limited voting rights discussed under “Voting Rights of Unitholders,” the BUC holders do not have any authority to transact business for, or participate in the management of, the Partnership.  The only recourse available to BUC holders in the event that the General Partner takes actions with respect to the business of the Partnership with which BUC holders do not agree is to vote to remove the General Partner and admit a substitute general partner.  See “Withdrawal or Removal of the General Partner” below.  Holders of Series A Preferred Units have no voting rights, except for limited voting rights discussed below under “Voting Rights of Unitholders.”

Change of Management Provisions

The Partnership Agreement contains provisions that are intended to discourage any person or group from attempting to remove the General Partner or otherwise changing the Partnership’s management, and thereby achieve a takeover of the Partnership, without first negotiating such acquisition with the Board of Managers of Greystone.  In this regard, the Partnership Agreement provides that if any person or group (other than the General Partner and its affiliates) acquires beneficial ownership of 20% or more of any class of Partnership securities (including BUCs), that person or group loses voting rights with respect to all of his, her, or its securities and such securities will not be considered “outstanding” for voting or notice purposes, except as required by law.  This loss of voting rights will not apply to any person or group that acquires the securities from the General Partner or its affiliates and any transferees of that person or group approved by the General Partner, or to any person or group who acquires the securities with the prior approval of the Board of Managers of Greystone.

In addition, the Partnership Agreement provides that, under circumstances where the General Partner withdraws without violating the Partnership Agreement or is removed by the BUC holders without cause, the departing General Partner will have the option to require the successor general partner to purchase the general partner interest of the departing General Partner and its general partner distribution rights for their fair market value.  See “Withdrawal or Removal of the General Partner” below.

Issuance of Partnership Securities

General

As of the date of this prospectus, other than the interest of the General Partner in the Partnership, our only outstanding Partnership securities are the BUCs and the Series A Preferred Units representing limited partnership interests in the Partnership.  The Partnership Agreement provides that the General Partner may cause the Partnership to issue additional Units from time to time on such terms and conditions as it shall determine.  In addition, subject to certain approval rights of the holders of Series A Preferred Units for issuances adversely affecting the Series A Preferred Units, the Partnership Agreement authorizes the General Partner to issue additional limited partnership interests and other Partnership securities in one or more classes or series with such designations, preferences, rights, powers, and duties, which may be senior to existing classes and series of Partnership securities, including BUCs, as determined by the General Partner without the approval of Unitholders.

It is possible that we will fund acquisitions of our investments and other business operations through the issuance of additional BUCs, Series A Preferred Units, or other equity securities. The holders of Units do not have a preemptive right to acquire additional BUCs, Series A Preferred Units, or other Partnership securities.  All limited partnership interests issued pursuant to and in accordance with the Partnership Agreement are considered fully paid and non-assessable limited partnership interests in the Partnership.

Series A Preferred Units

Holders of the Series A Preferred Units are entitled to receive, when, as, and if declared by the General Partner out of funds legally available for the payment of distributions, non-cumulative cash distributions at the rate of 3.00% per annum of the $10.00 per unit purchase price of the Series A Preferred Units, payable quarterly.  In the event of any liquidation, dissolution, or winding up of the Partnership, the holders of the Series A Preferred Units are entitled to a liquidation preference in connection with their investments in an amount equal to $10.00 per Series A Preferred Unit, plus an amount equal to all distributions declared and unpaid thereon to the date of final distribution.

With respect to anticipated quarterly distributions and rights upon liquidation, dissolution, or the winding-up of the Partnership’s affairs, the Series A Preferred Units rank senior to the BUCs and to any other class or series of Partnership interests or securities expressly designated as ranking junior to the Series A Preferred Units, and junior to any other class or series of Partnership interests or securities expressly designated as ranking senior to the Series A Preferred Units.  The Series A Preferred Units have no stated maturity, are not subject to any sinking fund requirements, and will remain outstanding indefinitely unless repurchased or redeemed by the Partnership.  Upon the sixth anniversary of the closing of the sale of Series A Preferred Units to a holder thereof, and upon each anniversary thereafter, each holder of Series A Preferred Units will have the right to redeem, in whole or in part, the Series A Preferred Units held by such holder at a per unit redemption price equal to $10.00 per unit plus an amount equal to all declared and unpaid distributions.  Holders of Series A Preferred Units have no voting rights except for limited voting rights relating to issuances of Partnership securities adversely affecting the Series A Preferred Units.

Cash Distributions

General

The Partnership Agreement provides that all Net Interest Income generated by the Partnership that is not contingent interest will be distributed 99% to the limited partners and BUC holders as a class and 1% to the General Partner.  During the years ended December 31, 2018 and 2017, the General Partner received total distributions of Net Interest Income of approximately $166,000 and $194,000, respectively.  In addition, the Partnership Agreement provides that the General Partner is entitled to 25% of Net Interest Income representing contingent interest up to a maximum amount equal to 0.9% per annum of the principal amount of all mortgage bonds held by the Partnership, as the case may be.

Interest Income of the Partnership includes all cash receipts, except for (i) capital contributions, (ii) Residual Proceeds (defined below), or (iii) the proceeds of any loan or the refinancing of any loan. “Net Interest Income” of the Partnership means all Interest Income plus any amount released from the Partnership’s reserves for distribution, less expenses and debt service payments and any amount deposited in reserve or used or held for the acquisition of additional investments.

The Partnership Agreement provides that Net Residual Proceeds (whether representing a return of principal or contingent interest) will be distributed 100% to the limited partners and BUC holders as a class, except that 25% of Net Residual Proceeds representing contingent interest will be distributed to the General Partner until it receives a maximum amount per annum (when combined with all distributions to it of Net Interest Income representing contingent interest during the year) equal to 0.9% of the principal amount of the Partnership’s mortgage bonds.  Under the terms of the Partnership Agreement, “Residual Proceeds” means all amounts received by the Partnership upon the sale of any asset or from the repayment of principal of any bond. “Net Residual Proceeds” means, with respect to any distribution period, all Residual Proceeds received by the Partnership during such distribution period, plus any amounts released from reserves for distribution, less all expenses that are directly attributable to the sale of an asset, amounts used to discharge indebtedness, and any amount deposited in reserve or used or held for the acquisition of investments. Notwithstanding its authority to invest Residual Proceeds in additional investments, the General Partner does not intend to use this authority to acquire additional investments indefinitely without distributing Net Residual Proceeds to the limited partners and BUC holders. Rather, it is designed to afford the General Partner the ability to increase the income-generating investments of the Partnership in order to potentially increase the Net Interest Income from, and value of, the Partnership.

The General Partner received total distributions of Net Interest Income representing contingent interest and Net Residual Proceeds of approximately $2.1 million and $2.0 million during each of the years ended December 31, 2018 and 2017, respectively.

With respect to the cash available for distribution to the limited partners, and subject to the preferential rights of the holders of any class or series of our Partnership securities ranking senior to the Series A Preferred Units with respect to distribution rights, holders of Series A Preferred Units are entitled to receive, when, as, and if declared by the General Partner out of funds legally available for the payment of distributions, non-cumulative cash distributions at the rate of 3.00% per annum of the $10.00 per unit purchase price of the Series A Preferred Units, payable quarterly.  The Series A Preferred Units rank senior to our BUCs with respect to the payment of distributions and to any other class or series of Partnership interests or securities expressly designated as ranking junior to the Series A Preferred Units, and junior to any other class or series of Partnership interests or securities expressly designated as ranking senior to the Series A Preferred Units.

Distributions Upon Liquidation

Upon the dissolution of the Partnership, the proceeds from the liquidation of its assets will be first applied to the payment of the obligations and liabilities of the Partnership and the establishment of any reserves therefor as the General Partner determines to be necessary, and then distributed to the partners (including both the General Partner and limited partners) and Unitholders in proportion to, and to the extent of, their respective capital account balances, and then in the same manner as Net Residual Proceeds.  With respect to the liquidation proceeds available for distribution to the limited partners, the holders of the Series A Preferred Units are entitled to a liquidation preference in an amount equal to $10.00 per Series A Preferred Unit, plus an amount equal to all distributions declared and unpaid thereon to the date of final distribution.  The Series A Preferred Units rank senior to our BUCs with respect to distributions upon liquidation, dissolution, or the winding-up of the Partnership’s affairs, and senior to any other class or series of Partnership interests or securities expressly designated as ranking junior to the Series A Preferred Units, and junior to any other class or series of Partnership interests or securities expressly designated as ranking senior to the Series A Preferred Units.

Timing of Cash Distributions

The Partnership currently makes quarterly cash distributions to BUC holders. However, the Partnership Agreement allows the General Partner to elect to make cash distributions on a more or less frequent basis provided that distributions are made at least semiannually. Regardless of the distribution period selected by the General Partner, cash distributions to BUC holders must be made within 60 days of the end of each such period.  Distributions declared on the Series A Preferred Units are payable quarterly in arrears.

Allocation of Income and Losses

Income and losses from operations will be allocated 99% to the limited partners and BUC holders as a class and 1% to the General Partner. Income arising from a sale of or liquidation of the Partnership’s assets will be first allocated to the General Partner in an amount equal to the Net Residual Proceeds or liquidation proceeds distributed to the General Partner from such transaction, and the balance will be allocated to the limited partners and Unitholders as a class. Losses from a sale of a property or from a liquidation of the Partnership will be allocated among the partners in the same manner as the Net Residual Proceeds or liquidation proceeds from such transaction are distributed.

Determination of Allocations to Unitholders

Income and losses will be allocated on a monthly basis to the Unitholders of record as of the last day of a month. If a Unitholder is recognized as the record holder of Units on such date, such Unitholder will be allocated all income and losses for such month.

Cash distributions will be made to the BUC holders of record as of the last day of each distribution period. If the Partnership recognizes a transfer prior to the end of a distribution period, the transferee will be deemed to be the holder for the entire distribution period and will receive the entire cash distribution for such period. Accordingly, if the General Partner selects a quarterly or semiannual distribution period, the transferor of BUCs during such a distribution period may be recognized as the record holder of the BUCs at the end of one or more months during such period and be allocated income or losses for such months but not be recognized as the record holder of the BUCs at the end of the period and, therefore, not be entitled to a cash distribution for such period.

Distributions to the holders of Series A Preferred Units are made quarterly in arrears on the 15th day of the first month of each calendar quarter.

The General Partner retains the right to change the method by which income and losses of the Partnership will be allocated between buyers and sellers of Units during a distribution period based on consultation with tax counsel and accountants. However, no change may be made in the method of allocation of income or losses without written notice to the Unitholders at least 10 days prior to the proposed effectiveness of such change unless otherwise required by law.

Payments to the General Partner

Fees

In addition to its share of Net Interest Income and Net Residual Proceeds and reimbursement for expenses, the General Partner is entitled to an administrative fee in an amount equal to 0.45% per annum of the principal amount of the MRBs, other investments, and taxable mortgage loans held by the Partnership.  In general, the administrative fee is payable by the owners of the properties financed by the MRBs held by the Partnership, but is subordinate to the payment of all base interest to the Partnership on the bonds.  As of September 30, 2019, one of the MRBs held by the Partnership provided for the payment of this administrative fee to the General Partner by the owner of the financed property.  The General Partner may seek to negotiate the payment of the administrative fee in connection with the acquisition of additional MRBs by the Partnership by the owner of the financed property or by another third party.  However, the Partnership Agreement provides that the administrative fee will be paid directly by the Partnership with respect to any investments for which the administrative fee is not payable by a third party.  In addition, the Partnership Agreement provides that the Partnership will pay the administrative fee to the General Partner with respect to any foreclosed mortgage bonds.

Reimbursement of Expenses

In addition to the cash distributions and fee payments to the General Partner described above, the Partnership will reimburse the General Partner or its affiliates on a monthly basis for the actual out-of-pocket costs of direct telephone and travel expenses incurred in connection with the business of the Partnership, direct out-of-pocket fees, expenses, and charges paid to third parties for rendering legal, auditing, accounting, bookkeeping, computer, printing, and public relations services, expenses of preparing and distributing reports to limited partners and BUC holders, an allocable portion of the salaries and fringe benefits of non-officer employees of the general partner of the General Partner, insurance premiums (including premiums for liability insurance that will cover the Partnership and the General Partner), the cost of compliance with all state and federal regulatory requirements and NASDAQ listing fees and charges, and other payments to third parties for services rendered to the Partnership. The General Partner will also be reimbursed for any expenses it incurs acting as the partnership representative (or tax matters partner) for tax purposes for the Partnership.  The Partnership will not reimburse the General Partner or its affiliates for the travel expenses of the president of the general partner of the General Partner or for any items of general overhead. The Partnership will not reimburse the General Partner or its general partner for any salaries or fringe benefits of any of the executive officers of the general partner of the General Partner. The annual report to Unitholders is required to itemize the amounts reimbursed to the General Partner and its affiliates.

Payments for Goods and Services

The Partnership Agreement provides that the General Partner and its affiliates may provide goods and services to the Partnership. The provision of any goods and services by the General Partner or its affiliates to the Partnership must be part of their ordinary and ongoing business in which it or they have previously engaged, independent of the activities of the Partnership, and such goods and services shall be reasonable for and necessary to the Partnership, shall actually be furnished to the Partnership, and shall be provided at the lower of the actual cost of such goods or services or the competitive price charged for such goods or services for comparable goods and services by independent parties in the same geographic location. All goods and services provided by the General Partner or any affiliates must be rendered pursuant to the terms of the Partnership Agreement or a written contract containing a clause allowing termination without penalty on 60 days’ notice to the General Partner by the vote of the majority in interest of the BUC holders.  Any payment made to the General Partner or any affiliate for goods and services must be fully disclosed to all limited partners and BUC holders. The General Partner does not currently provide goods and services to the Partnership other than its services as General Partner. If the Partnership acquires ownership of any property through foreclosure of an MRB, the General Partner or an affiliate may provide property management services for such property and, in such case, the Partnership will pay such party its fees for such services. Under the Partnership Agreement, such property management fees may not exceed the lesser of (i) the fees charged by unaffiliated property managers in the same geographic area, or (ii) 5% of the gross revenues of the managed property.

Liability of Partners and Unitholders

Under the Delaware LP Act and the terms of the Partnership Agreement, the General Partner will be liable to third parties for all general obligations of the Partnership to the extent not paid by the Partnership.  However, the Partnership Agreement provides that the General Partner has no liability to the Partnership for any act or omission reasonably believed to be within the scope of authority conferred by the Partnership Agreement and in the best interest of the Partnership.  The Partnership Agreement also provides that, except as otherwise expressly set forth in the Partnership Agreement, the General Partner does not owe any fiduciary duties to the limited partners and BUC holders.  Therefore, Unitholders may have a more limited right of action against the General Partner than they would have absent those limitations in the Partnership Agreement.  The Partnership Agreement also provides for indemnification of the General Partner and its affiliates by the Partnership for certain liabilities that the General Partner and its affiliates may incur in connection with the business of the Partnership; provided that no indemnification will be available to the General Partner and/or its affiliates if there has been a final judgment entered by a court determining that the General Partner’s and/or affiliate’s conduct for which indemnification is requested constitutes fraud, bad faith, gross negligence, or willful misconduct.  To the extent that the provisions of the Partnership Agreement include indemnification for liabilities arising under the Securities Act of 1933, as amended, such provisions are, in the opinion of the SEC, against public policy and, therefore, unenforceable.

No Unitholder will be personally liable for the debts, liabilities, contracts, or any other obligations of the Partnership unless, in addition to the exercise of his or her rights and powers as a Unitholder, he or she takes part in the control of the business of the Partnership.  It should be noted, however, that the Delaware LP Act prohibits a limited partnership from making a distribution that causes the liabilities of the limited partnership to exceed the fair value of its assets.  Any limited partner who receives a distribution knowing that the distribution was made in violation of this provision of the Delaware LP Act is liable to the limited partnership for the amount of the distribution.  This provision of the Delaware LP Act likely applies to Unitholders. In any event, the Partnership Agreement provides that to the extent our initial limited partner is required to return any distributions or repay any amount by law or pursuant to the Partnership Agreement, each BUC holder who has received any portion of such distributions is required to repay his or her proportionate share of such distribution to our initial limited partner immediately upon notice by the initial limited partner to such BUC holder.  Furthermore, the Partnership Agreement allows the General Partner to withhold future distributions to BUC holders until the amount so withheld equals the amount required to be returned by the initial limited partner. Because BUCs are transferable, it is possible that distributions may be withheld from a BUC holder who did not receive the distribution required to be returned.

Voting Rights of Unitholders

The Partnership Agreement provides that the initial limited partner will vote its limited partnership interests as directed by the BUC holders.  Accordingly, except as described below regarding a person or group owning 20% or more of any class of Partnership securities then outstanding, the BUC holders, by vote of a majority in interest of the outstanding BUCs, may:

(i)

amend the Partnership Agreement (provided that the concurrence of the General Partner is required for any amendment that modifies the compensation or distributions to which the General Partner is entitled or that affects the duties of the General Partner);

(ii)

approve or disapprove the sale or other disposition of all or substantially all of the Partnership’s assets in a single transaction (provided that, the General Partner may sell the last property owned by the Partnership without such consent);

(iii)	dissolve the Partnership;
(iv)	elect a successor general partner; and
(v)	terminate an agreement under which the General Partner provides goods and services to the Partnership.

In addition, subject to the provisions of the Partnership Agreement regarding removal of the General Partner (described below), the BUC holders holding at least 66 2/3% of the outstanding BUCs may remove the General Partner.

Each limited partner and BUC holder that has voting rights under the Partnership Agreement is entitled to cast one vote for each unit of limited partnership interest such person owns.  However, if any person or group (other than the General Partner and its affiliates) acquires beneficial ownership of 20% or more of any class of Partnership securities (including BUCs), that person or group loses voting rights with respect to all of his, her, or its securities and such securities will not be considered “outstanding” for voting or notice purposes, except as required by law.  This loss of voting rights will not apply to any person or group that acquires the Partnership securities from the General Partner or its affiliates and any transferees of that person or group approved by the General Partner, or to any person or group who acquires the securities with the prior approval of the board of managers of the general partner of the General Partner.

The holders of Series A Preferred Units have no voting rights under the Partnership Agreement, except with respect to any amendment to the Partnership Agreement that would have a material adverse effect on the existing terms of the Series A Preferred Units, and with respect to the creation or issuance of any Partnership securities that are senior to the Series A Preferred Units.  Other than as set forth above, the holders of Series A Preferred Units have no voting rights under the Partnership Agreement on any matter that may come before the BUC holders for a vote.  The approval of any of the matters for which the Series A Preferred Units have voting rights requires the affirmative vote or consent of the holders of a majority of the outstanding Series A Preferred Units.  For any matter described in this paragraph for which the Series A Preferred Unit holders are entitled to vote, such holders are entitled to one vote for each Series A Preferred Unit held.

The General Partner may at any time call a meeting of the limited partners and BUC holders, call for a vote without a meeting of the limited partners and BUC holders, or otherwise solicit the consent of the limited partners and BUC holders, and is required to call such a meeting or vote or solicit consents following receipt of a written request therefor signed by 10% or more in interest of the outstanding limited partnership interests.  The Partnership does not intend to hold annual or other periodic meetings of any of the Partnership’s Unitholders.

Reports

Within 120 days after the end of the fiscal year, the General Partner will distribute a report to Unitholders that shall include (i) financial statements of the Partnership for such year that have been audited by the Partnership’s independent public accountant, (ii) a report of the activities of the Partnership during such year, and (iii) a statement (which need not be audited) showing distributions of Net Interest Income and Net Residual Proceeds. The annual report will also include a detailed statement of the amounts of fees and expense reimbursements paid to the General Partner and its affiliates by the Partnership during the fiscal year.

Within 60 days after the end of the first three quarters of each fiscal year, the General Partner will distribute a report that shall include (i) unaudited financial statements of the Partnership for such quarter, (ii) a report of the activities of the Partnership during such quarter, and (iii) a statement showing distributions of Net Interest Income and Net Residual Proceeds during such quarter.  With respect to both the annual and quarterly reports described above, the filing of the Partnership’s annual and quarterly reports on Forms 10-K and 10-Q with the SEC are deemed to satisfy the foregoing report delivery obligations.

The Partnership will also provide Unitholders with a report on Form K-1 or other information required for federal and state income tax purposes within 75 days of the end of each year.

Withdrawal or Removal of the General Partner

The General Partner may not withdraw voluntarily from the Partnership or sell, transfer, or assign all or any portion of its interest in the Partnership unless a substitute general partner has been admitted in accordance with the terms of the Partnership Agreement.  With the consent of a majority in interest of the BUC holders, the General Partner may at any time designate one or more persons as additional general partners, provided that the interests of the limited partners and BUC holders in the Partnership are not reduced thereby.  The designation must meet the conditions set out in the Partnership Agreement and comply with the provisions of the Delaware LP Act with respect to admission of an additional general partner.  In addition to the requirement that the admission of a person as successor or additional general partner have the consent of the majority in interest of the BUC holders, the Partnership Agreement requires, among other things, that (i) such person agree to and execute the Partnership Agreement, and (ii) counsel for the Partnership or the General Partner (or any of the General Partner’s affiliates) renders an opinion that such person’s admission would not result in the loss of limited liability of any limited partner or BUC holder or cause the Partnership or any of its affiliates to be taxed as a corporation or other entity under U.S. federal tax law.

With respect to the removal of the General Partner, the Partnership Agreement provides that the General Partner may not be removed unless that removal is approved by a vote of the holders of not less than 66 2/3% of the outstanding BUCs, including BUCs held by the General Partner and its affiliates, voting together as a single class, and the Partnership receives an opinion of counsel regarding limited liability and tax matters.  Any removal of the General Partner also will be subject to the approval of a successor general partner by the vote of a majority in interest of the outstanding BUCs voting as a single class.

In addition, the Partnership Agreement provides that, under circumstances where the General Partner withdraws without violating the Partnership Agreement or is removed by the BUC holders without cause, the departing General Partner will have the option to require the successor general partner to purchase the general partner interest of the departing General Partner and its general partner distribution rights for their fair market value.  This fair market value will be determined by agreement between the departing General Partner and the successor general partner.  If no such agreement is reached, an independent investment banking firm or other independent expert selected by the departing General Partner and successor general partner will determine the fair market value.  If the departing General Partner and successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.  If the option described above is not exercised, the departing General Partner’s interest and general partner distribution rights will automatically convert into BUCs equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described above.

The Partnership Agreement also provides that if the General Partner is removed as the Partnership’s general partner under circumstances where cause does not exist and the BUCs held by the General Partner and its affiliates are not voted in favor of that removal, the General Partner will have the right to convert its general partner interest and its general partner distribution rights under the Partnership Agreement into BUCs or receive cash in exchange for those interests from the Partnership.

Effect of Removal, Bankruptcy, Dissolution, or Withdrawal of the General Partner

In the event of a removal, bankruptcy, dissolution, or withdrawal of the General Partner, it will cease to be the General Partner but will remain liable for obligations arising prior to the time it ceases to act in that role.  The former General Partner’s interest in the Partnership will be converted into a limited partner interest having the same rights to share in the allocations of income and losses of the Partnership and distributions of Net Interest Income, Net Residual Proceeds and cash distributions upon liquidation of the Partnership as it did as General Partner.  Any successor general partner shall have the option, but not the obligation, to acquire all or a portion of the interest of the removed General Partner at its then fair market value.  The Partnership Agreement bases the fair market value of the General Partner’s interest on the present value of its future administrative fees and distributions of Net Interest Income plus any amount that would be paid to the removed General Partner upon an immediate liquidation of the Partnership.  Any disputes over valuation in connection with an option exercised by the successor general partner would be settled by the successor general partner and removed General Partner through arbitration.

Amendments

Amendments to the Partnership Agreement may be proposed by the General Partner or by the limited partners holding 10% or more of the outstanding limited partnership interests.  In order to adopt a proposed amendment, other than the amendments discussed below which may be approved solely by the General Partner, the General Partner must seek approval of the holders of the required number of BUCs to approve the amendment, whether by written consent or pursuant to a meeting of the BUC holders to consider and vote upon the proposed amendment.

In addition to amendments to the Partnership Agreement adopted by the BUC holders, the Partnership Agreement may be amended by the General Partner, without the consent of the Unitholders, in certain respects if such amendments are not materially adverse to the interest of the Unitholders, to reflect the following:

•	to change the name of the Partnership, the location of its principal place of business, its registered agent, or its registered office;
•	to add to the representations, duties, or obligations of the General Partner or surrender any right or power granted to the General Partner in the Partnership Agreement;
•

to change the fiscal year or taxable year of the Partnership and any other changes the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year;

•

to cure any ambiguity or correct or supplement any provision of the Partnership Agreement which may be inconsistent with the intent of the Partnership Agreement, if such amendment is not materially adverse to the interests of the limited partners and BUC holders in the sole judgment of the General Partner;

•

to amend any provision the General Partner determines to be necessary or appropriate to satisfy any judicial authority or any order, directive, or requirement contained in any federal or state statute, or to facilitate the trading of Units or comply with the rules of any national securities exchange on which the BUCs are traded;

•

to amend any provision the General Partner determines to be necessary or appropriate to ensure the Partnership will be treated as a partnership, and that each BUC holder and limited partner will be treated as a limited partner, for federal income tax purposes;

•	to reflect the withdrawal, removal, or admission of partners;
•

to provide for any amendment necessary, in the opinion of counsel to the Partnership, to prevent the Partnership, the General Partner, or their managers, directors, officers, trustees, or agents from being subject to the Investment Company Act of 1940, the Investment Advisers Act of 1940, or the “plan asset” regulations under ERISA;

•

to effectuate any amendment to the Partnership Agreement or the Partnership’s certificate of limited partnership that the General Partner determines to be necessary or appropriate in connection with the authorization of the issuance of any class or series of Partnership securities; and

•	any other amendments substantially similar to any of the foregoing.

However, notwithstanding the foregoing, any amendment to the Partnership Agreement that (i) would have a material adverse effect on the existing terms of the Series A Preferred Units, or (ii) creates Partnership securities senior to the Series A Preferred Units, must be approved by the affirmative vote or consent of the holders of at least a majority of the outstanding Series A Preferred Units, voting as a single class.

Dissolution and Liquidation

The Partnership will continue in existence until dissolved under the terms of the Partnership Agreement.  The Partnership will dissolve upon:

(i)

the passage of 90 days following the bankruptcy, dissolution, withdrawal, or removal of a general partner who is at that time the sole general partner, unless all of the remaining partners entitled to vote (it being understood that for purposes of this provision the initial limited partner shall vote as directed by a majority in interest of the BUC holders) agree in writing to continue the business of the Partnership and a successor general partner is designated within such 90-day period;

(ii)	the election by a majority in interest of the Unitholders or by the General Partner (subject to the consent of a majority in interest of the BUC holders) to dissolve the Partnership; or
(iii)	any other event causing the dissolution of the Partnership under the laws of the State of Delaware.

Upon dissolution of the Partnership, its assets will be liquidated and after the payment of its obligations and the setting up of any reserves for contingencies that the General Partner considers necessary, any proceeds from the liquidation will be distributed as set forth under “– Distributions Upon Liquidation” above.

Designation of Partnership Representative

The General Partner has been designated as the Partnership’s partnership representative (or “tax matters partner”) for purposes of federal income tax audits pursuant to the Code and the regulations thereunder.  Each Unitholder agrees to execute any documents that may be necessary or appropriate to maintain such designation.

Tax Elections

Under the Partnership Agreement, the General Partner has the exclusive authority to make or revoke any tax elections on behalf of the Partnership.

Books and Records

The books and records of the Partnership shall be maintained at the office of the Partnership located at 1004 Farnam Street, Suite 400, Omaha, Nebraska 68102, and shall be available there during ordinary business hours for examination and copying by any Unitholder or his or her duly authorized representative.  The records of the Partnership will include, among other records, a list of the names and addresses of all Unitholders, and Unitholders will have the right to secure, upon written request to the General Partner and payment of reasonable expenses in connection therewith, a list of the names and addresses of, and the number of Units held by, all Unitholders.

Accounting Matters

The fiscal year of the Partnership is the calendar year.  The books and records of the Partnership shall be maintained on an accrual basis in accordance with generally accepted accounting principles.

Other Activities

The Partnership Agreement allows the General Partner and its affiliates to engage generally in other business ventures and provides that limited partners and BUC holders will have no rights with respect thereto by virtue of the Partnership Agreement.  In addition, the Partnership Agreement provides that an affiliate of the General Partner may acquire and hold debt securities or other interests secured by a property that also secures an MRB held by the Partnership, provided that such MRB is not junior or subordinate to the interest held by such affiliate.

Derivative Actions

The Partnership Agreement provides that a BUC holder may bring a derivative action on behalf of the Partnership to recover a judgment to the same extent as a limited partner has such rights under the Delaware LP Act.  The Delaware LP Act provides for the right to bring a derivative action, although it authorizes only a partner of a partnership to bring such an action.  There is no specific judicial or statutory authority governing the question of whether an assignee of a partner (such as a BUC holder) has the right to bring a derivative action where a specific provision exists in the Partnership Agreement granting such rights.  Furthermore, there is no express statutory authority for a limited partner’s class action in Delaware, and whether a class action may be brought by Unitholders to recover damages for breach of the General Partner’s duties in Delaware state courts is unclear.

DESCRIPTION OF THE BENEFICIAL UNIT CERTIFICATES

Beneficial Unit Certificates

Our BUCs are beneficial unit certificates that represent assignments by the initial limited partner of its entire limited partner interest in the Partnership. Although BUC holders will not be limited partners of the Partnership and have no right to be admitted as limited partners, they will be bound by the terms of the Partnership Agreement and will be entitled to the same economic benefits, including the same share of income, gains, losses, deductions, credits, and cash distributions, as if they were limited partners of the Partnership.

For a description of the rights and privileges of the holders of our BUCs and the Partnership’s limited partners, including, among others things, rights to distributions, voting rights, and rights to receive reports, see “The Partnership Agreement” above.

Transfers of BUCs

The BUCs are issued in registered form only and, except as noted below, are freely transferable.  The BUCs are listed on the NASDAQ Global Select Market under the symbol “ATAX.”

A purchaser of BUCs will be recognized as a BUC holder for all purposes on the books and records of the Partnership on the day on which the General Partner (or other transfer agent appointed by the General Partner) receives satisfactory evidence of the transfer of the BUCs.  All BUC holder rights, including voting rights, rights to receive distributions, and rights to receive reports, and all allocations in respect of BUC holders, including allocations of income and expenses, will vest in, and be allocable to, BUC holders as of the close of business on such day.  American Stock Transfer & Trust Company, LLC, of New York, New York has been appointed by the General Partner to act as the registrar and transfer agent for the BUCs.

In addition, the Partnership Agreement grants the General Partner the authority to take such action as it deems necessary or appropriate, including action with respect to the manner in which BUCs are being or may be transferred or traded, in order to preserve the status of the Partnership as a partnership for federal income tax purposes or to ensure that limited partners (including BUC holders) will be treated as limited partners for federal income tax purposes.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section is a summary of the material U.S. federal income tax consequences that may be relevant to prospective Unitholders who are individual citizens or residents of the United States. This description is based on existing U.S. federal income tax law, consisting of the Code, as amended, existing and proposed Treasury Regulations promulgated thereunder (the "Treasury Regulations"), and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below.

The following discussion does not comment on all federal income tax matters affecting us or our Unitholders and does not describe the application of the alternative minimum tax that may be applicable to certain Unitholders. Moreover, the discussion focuses on Unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, entities treated as partnerships for U.S. federal income tax purposes, trusts, nonresident aliens, U.S. expatriates and former citizens or long-term residents of the United States or other Unitholders subject to specialized tax treatment, such as banks, insurance companies and other financial institutions, tax-exempt institutions, foreign persons (including, without limitation, controlled foreign corporations, passive foreign investment companies and foreign persons eligible for the benefits of an applicable income tax treaty with the United States), individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds, dealers in securities or currencies, traders in securities, U.S. persons whose “functional currency” is not the U.S. dollar, persons holding their Units as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction, persons subject to special tax accounting rules as a result of any item of gross income with respect to our Units being taken into account in an applicable financial statement, and persons deemed to sell their Units under the constructive sale provisions of the Code. In addition, the discussion only comments, to a limited extent, on state, local, and foreign tax consequences. Accordingly, we encourage each prospective Unitholder to consult his own tax advisor in analyzing the state, local and foreign tax consequences particular to him of the ownership or disposition of Units and potential changes in applicable laws, including the impact of recently enacted U.S. tax reform legislation.

All statements of law and legal conclusions, but not any statements of fact, contained in this section, except as described below or otherwise noted, are the opinion of Baird Holm LLP and are based on the accuracy of representations made by the Partnership to Baird Holm LLP for this purpose.  Baird Holm LLP is unable to opine that interest on any mortgage revenue bond held by the Partnership is currently excludable from gross income of a bondholder for federal income tax purposes because the facts necessary to provide such an opinion are unknown and not reasonably available to the Partnership or counsel, such facts cannot be obtained by the Partnership or counsel without unreasonable effort or expense, and because such facts rest peculiarly within the knowledge of other persons not affiliated with the Partnership. Specifically, such opinion would require detailed information and calculations from the respective issuer, borrower, bond trustee, and guarantors of each mortgage revenue bond regarding eligibility under and compliance with the applicable provisions of the Code and Treasury Regulations, including without limitation, information and computations relating to the investment of bond proceeds, use of bond proceeds, occupancy of bond-financed properties and rebate payments to the United States. Both the Partnership and its counsel have determined it is not possible to obtain this information and computations for all mortgage revenue bonds.

No ruling on the federal, state or local tax considerations relevant to the purchase, ownership and disposition of the Partnership’s Units, or the statements or conclusions in this description, has been or will be requested from the Internal Revenue Service ("IRS") or from any other tax authority, and a taxing authority, including the IRS, may not agree with the statements and conclusions expressed herein. In the opinion of Baird Holm LLP, for U.S. federal income tax purposes, the Partnership will be treated as a partnership and the holders of Units will be subject to tax as partners of the Partnership. However, no assurance can be given that any opinion of counsel would be accepted by the IRS or, if challenged by the IRS, sustained in court. Any contest of this sort with the IRS may materially and adversely impact the market for our BUCs, including the prices at which our BUCs trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our Unitholders and our General Partner and thus will be borne indirectly by our Unitholders and our General Partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied. We urge you to consult your own tax advisors about the specific tax consequences to you of purchasing, holding and disposing of our Units, including the application and effect of federal, state, local and foreign income and other tax laws.

Income Tax Considerations Relating to the Partnership and its Unitholders

Partnership Status. Under the “check-the-box” regulations promulgated by the IRS, absent an election to be treated as an association taxable as a corporation, an entity formed as a partnership such as the Partnership generally will be treated as a partnership for income tax purposes. The Partnership is a limited partnership under Delaware law and it will not file any election with the IRS to be treated as an association taxable as a corporation.

Subject to the discussion below concerning Publicly Traded Partnerships under the heading “– Treatment of the Partnership as a Publicly Traded Partnership,” the Partnership will be treated as a partnership for federal income tax purposes and the holders of Units will be subject to tax as partners.

Because the Partnership will be treated as a partnership for income tax purposes, it will not be liable for any income tax. Rather, all items of the Partnership’s income, gain, loss, deduction or tax credit will be allocated to its partners (including the Unitholders), who will be subject to taxation on their distributive share thereof. Taxable income allocated by the Partnership to Unitholders with respect to a taxable year may exceed the amount of cash distributed by the Partnership to Unitholders for such year.

The Partnership is not intended to act as a “tax shelter” and will not register as such with the IRS.

Treatment of the Partnership as a Publicly Traded Partnership. The listing of our BUCs on the NASDAQ causes us to be treated as a “publicly traded partnership” for U.S. federal income tax purposes. A publicly traded partnership is generally taxable as a corporation unless 90% or more of its annual gross income in each year is “qualifying” income which is defined as interest, dividends, real property rents, gains from the sale or other disposition of real property, gain from the sale or other disposition of capital assets held for the production of interest or dividends, and certain other items ("Qualifying Income Exception"). In determining whether interest is treated as “qualifying income” under these rules, interest income derived from a “financial business” and income and gains derived by a “dealer” in securities is not treated as qualifying income. We believe at least 90% of our annual gross income in each prior year of our operations was qualifying income, and we intend to conduct our operations in a manner such that at least 90% of our gross income will constitute qualifying income. Furthermore, we do not believe that we are engaged in a financial business or are acting as a dealer, because we are acting strictly as a long-term investor with respect to our investments and we do not conduct bond origination activities. However, there is no clear guidance as to what constitutes a financial business for purposes of the publicly traded partnership regulations and it is possible that the IRS could assert that our activities constitute a financial business. If the IRS successfully asserted that we were involved in a financial business or were acting as a dealer, less than 90% of our income could be found to be qualifying income. In addition, in determining whether interest is treated as qualifying income, interest income that is determined based upon the income or profits of any person is not treated as qualifying income. It is possible that the IRS could take the position that the contingent interest payable on some of our mortgage revenue bonds is determined based upon the income or profits (rather than the net cash flow) of the properties financed by these bonds and, accordingly, would not be qualifying interest. Since, in certain years, more than 10% of our interest income was in the form of such contingent interest, the IRS could take the position that we fail to qualify for the Qualifying Income Exception to the publicly traded partnership rules and that we should be taxed as a corporation.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our Unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the Unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to Unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

If we were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to our Unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a Unitholder would be treated as taxable dividend income, to the extent of our current and accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the Unitholder’s tax basis in his Units, or taxable capital gain, after the Unitholder’s tax basis in his Units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a Unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the Units.

Taxation of the Partnership and Unitholders. A partnership is not subject to federal income tax. Because the Partnership will be classified as a partnership for tax purposes, and assuming that at least 90% of the Partnership’s gross income will constitute qualifying income such that it will not be publicly traded partnership taxable as a corporation, the Partnership will not be subject to federal income tax and each Unitholder will be required to report on its income tax return its distributive share of the Partnership’s income, gain, loss, deduction and items of tax preference and will be subject to tax on its distributive share of the Partnership’s taxable income, regardless of whether any portion of that income is, in fact, distributed to such Unitholder in the Unitholder’s taxable year within which or with which the Partnership’s taxable year ends. Thus, Unitholders may be required to accrue income, without the current receipt of cash, if the Partnership does not make cash distributions while generating taxable income. Consequently, although it is not anticipated, a Unitholder’s tax liability with respect to its share of the Partnership’s taxable income may exceed the cash actually distributed in a given taxable year. The Partnership currently uses the calendar year as its taxable year.

The Partnership will file a federal tax return on Form 1065 and will provide information as to each Unitholder’s distributive share of the Partnership’s income, gain, loss, deduction and items of tax preference on a Schedule K-1 supplied to such Unitholder after the close of the fiscal year. In preparing such information, the Partnership will utilize various accounting and reporting conventions, some of which are discussed herein, to determine each Unitholder’s allocable share of income, gain, loss and deduction. There is no assurance that the use of such conventions will produce a result that conforms to the requirements of the Code, temporary and proposed treasury regulations or IRS administrative pronouncements and there is no assurance that the IRS will not successfully contend that such conventions are impermissible. Any such contentions could result in substantial expenses to the Partnership and its Unitholders as a result of contesting such contentions, as well as an increase in tax liability to Unitholders as a result of adjustments to their allocable share of our income, gain, loss and deduction. See “– Tax Returns, Audits, Interest and Penalties.”

Capital Gain Upon Sale of Assets. The Partnership may, from time to time, sell, dispose of or otherwise be treated as disposing of, certain of its assets. Such sale or disposition may result in taxable capital gain.

Unitholder’s Basis in Units. Your adjusted basis in the Partnership’s Units is relevant in determining the gain or loss on the sale or other disposition of Units and the tax consequences of a distribution from the Partnership. See “– Treatment of Cash Distributions to Unitholders from the Partnership.”  In addition, you are entitled to deduct on your income tax return, subject to the limitations discussed below, your distributive share of the Partnership’s net loss, if any, to the extent of your adjusted basis in your Units.

A Unitholder’s initial tax basis for his Units will be the amount he paid for the Units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income, by any increases in his share of our nonrecourse liabilities, and, on the disposition of a Unit, by his share of certain items related to business interest not yet deductible by him due to applicable limitations. Please read “– Limitations on Deductibility of Interest Expense.” That basis will be decreased, but not below zero, by distributions from us, by the Unitholder’s share of our losses, by any decreases in his share of our nonrecourse liabilities, by his share of our excess business interest (generally, the excess of our business interest over the amount that is deductible) and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized.

Treatment of Cash Distributions to Unitholders from the Partnership. Distributions by us to a Unitholder generally will not be taxable to the Unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his Units immediately before the distribution. Our cash distributions in excess of a Unitholder’s tax basis generally will be considered to be gain from the sale or exchange of the Units, taxable in accordance with the rules described under “– Disposition of Units.” Any reduction in a Unitholder’s share of our liabilities for which no partner, including the General Partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution by us of cash to that Unitholder. To the extent our distributions cause a Unitholder’s “at-risk” amount to be less than zero at the end of any taxable year, such Unitholder must recapture any losses deducted in previous years. Please read "– Limitations on Deductibility of Losses.”

A decrease in a Unitholder’s percentage interest in us because of our issuance of additional Units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a Unitholder, regardless of his tax basis in his Units, if the distribution reduces the Unitholder’s share of our “unrealized receivables,” including depreciation, recapture and/or substantially appreciated “inventory items,” each as defined in the Code, and collectively, “Section 751 Assets.” To that extent, the Unitholder will be treated as having been distributed his proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the Unitholder’s realization of ordinary income, which will equal the excess of (i) the non-pro rata portion of that distribution over (ii) the Unitholder’s tax basis (often zero) for the share of Section 751 Assets deemed relinquished in the exchange.

Limitations on Deductibility of Losses. A Unitholder may not be entitled to deduct the full amount of loss we allocate to it because its share of our losses will be limited to the lesser of (i) the Unitholder’s adjusted tax basis in its Units, and (ii) in the case of a Unitholder that is an individual, estate, trust, or certain types of closely held corporations, the amount for which the Unitholder is considered to be “at risk” with respect to our activities. In general, a Unitholder will be at risk to the extent of its adjusted tax basis in its Units, reduced by (1) any portion of that basis attributable to the Unitholder’s share of our nonrecourse liabilities, (2) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or similar arrangement, and (3) any amount of money the Unitholder borrows to acquire or hold its Units, if the lender of those borrowed funds owns an interest in us, is related to another Unitholder, or can look only to the Units for repayment. A Unitholder subject to the at risk limitation must recapture losses deducted in previous years to the extent that distributions (including distributions deemed to result from a reduction in a Unitholder’s share of nonrecourse liabilities) cause the Unitholder’s at risk amount to be less than zero at the end of any taxable year.

Losses disallowed to a Unitholder or recaptured as a result of the basis or at risk limitations will carry forward and will be allowable as a deduction in a later year to the extent that the Unitholder’s adjusted tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon a taxable disposition of Units, any gain recognized by a Unitholder can be offset by losses that were previously suspended by the at risk limitation but not losses suspended by the basis limitation. Any loss previously suspended by the at risk limitation in excess of that gain can no longer be used, and will not be available to offset a Unitholder’s salary or active business income.

In addition to the basis and at risk limitations, a passive activity loss limitation generally limits the deductibility of losses incurred by individuals, estates, trusts, some closely held corporations and personal service corporations from “passive activities” (generally, trade or business activities in which the taxpayer does not materially participate). The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or a Unitholder's investments in other publicly traded partnerships, or the Unitholder's salary, active business or other income. Passive losses that exceed a Unitholder’s share of passive income we generate may be deducted in full when the Unitholder disposes of all of its Units in a fully taxable transaction with an unrelated party. The passive activity loss rules generally are applied after other applicable limitations on deductions, including the at risk and basis limitations.

For taxpayers other than corporations in taxable years beginning after December 31, 2017, and before January 1, 2026, an “excess business loss” limitation further limits the deductibility of losses by such taxpayers. An excess business loss is the excess (if any) of a taxpayer’s aggregate deductions for the taxable year that are attributable to the trades or businesses of such taxpayer (determined without regard to the excess business loss limitation) over the aggregate gross income or gain of such taxpayer for the taxable year that is attributable to such trades or businesses plus a threshold amount. The threshold amount is equal to $250,000 or $500,000 for taxpayers filing a joint return. Disallowed excess business losses are treated as a net operating loss carryover to the following tax year. Any losses we generate that are allocated to a Unitholder and not otherwise limited by the basis, at risk, or passive activity loss limitations will be included in the determination of such Unitholder’s aggregate trade or business deductions. Consequently, any losses we generate that are not otherwise limited will only be available to offset a Unitholder’s other trade or business income plus an amount of non-trade or business income equal to the applicable threshold amount. Thus, except to the extent of the threshold amount, our losses that are not otherwise limited may not offset a Unitholder’s non-trade or business income (such as salaries, fees, interest, dividends and capital gains). This excess business loss limitation will be applied after the passive activity loss limitation.

Limitation on the Deductibility of Interest Expense. The Code disallows any deduction for interest paid by any taxpayer on indebtedness incurred or continued for the purpose of purchasing or carrying a tax-exempt obligation. A purpose to carry tax-exempt obligations will be inferred whenever a taxpayer owns tax-exempt obligations and has outstanding indebtedness which is neither directly connected with personal expenditures nor incurred in connection with the active conduct of a trade or business. The IRS may take the position that a Unitholder’s allocable portion of any interest paid by the Partnership on its borrowings, and any interest paid by a Unitholder on indebtedness incurred to purchase Units, should be viewed in whole or in part as incurred to enable such Unitholder to continue carrying such tax-exempt obligations and, therefore, that the deduction of any such interest by such Unitholder should be disallowed in whole or in part. To the extent the Partnership’s borrowings are deemed to be incurred by it for the purpose of financing its portfolio of mortgage revenue bonds, a Unitholder’s allocable portion of any interest paid by the Partnership on these borrowings will be disallowed.

In the absence of direct evidence linking debt with purchasing or carrying tax-exempt obligations (for example, the tax-exempt obligations that secure the debt), there is an exception to the interest disallowance rule if the taxpayer holds only an insubstantial amount of tax-exempt obligations. This exception does not apply to banks, certain other financial institutions, or dealers in tax-exempt securities. However, to the extent that an investor’s debt would be allocated to purchasing or carrying its Units, such Units should only be treated as tax-exempt obligations for purposes of the interest disallowance rule in the same proportion as the assets of the Partnership comprise tax-exempt obligations (based on their adjusted tax basis or perhaps capital account value). The Partnership will report to Unitholders at the end of each year the average percentage of its assets (based on adjusted tax basis and capital account value) that were invested in obligations believed to be tax-exempt each year. It is uncertain whether an annual average or more frequent adjustments should be used.

Assuming interest on indebtedness is otherwise deductible, the deductibility of a non-corporate taxpayer’s “investment interest” expense is further limited to the amount of such taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;
•	our interest expense attributed to portfolio income; and
•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a Unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a Unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or (if applicable) qualified dividend income. The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its Unitholders. In addition, the Unitholder's share of our portfolio income will be treated as investment income.

Allocation of Income, Gain, Loss and Deduction. In preparing the Partnership’s tax returns, and in determining the Unitholders’ allocable share of the Partnership’s items of income, gain, loss and deduction, the Partnership will utilize various accounting and reporting conventions, some of which are discussed herein. There is no assurance that the use of such conventions will produce a result that conforms to the requirements of the Code, Treasury Regulations, or IRS administrative pronouncements and there is no assurance that the IRS will not successfully challenge the Partnership’s use of such conventions.

The Partnership generally allocates each item of its income, gain, loss or deduction among the General Partner and Unitholders in accordance with their respective percentage interests in the Partnership. However, the Partnership will make certain special allocations in connection with the issuance of new Partnership Units in accordance with the principles of Section 704(c) of the Code. Upon the issuance of additional Units, including Units issued in this offering, the Partnership expects that it will restate the “book” capital accounts of the existing Unitholders under applicable Treasury Regulations in order to reflect the fair market value of the Partnership’s assets at the time additional Units are issued. This restatement of the existing Unitholders’ book capital accounts measures any gain or loss inherent in Partnership assets at the time new Unitholders are admitted to the Partnership. Section 704(c) requires the Partnership to specially allocate certain items of gain or loss among the Unitholders in order to eliminate differences between their book capital accounts (which now reflect the fair market value of Partnership property on the date the new Units are issued) and their tax capital accounts (which reflect the Partnership’s tax basis in these assets). The effect of the allocations under Section 704(c) to a Unitholder purchasing Units in the offering will be essentially the same as if the tax basis of our assets were equal to the fair market value of our assets at the time of the offering.

Effects of a Section 754 Election. The Partnership has made the election permitted by Section 754 of the Code. This election is irrevocable without the consent of the IRS. As discussed below, the election generally permits the Partnership to adjust the tax basis of certain of its assets to reflect the purchase prices paid by purchasers of Units from existing Unitholders. Generally, when Units are purchased from an existing Unitholder (rather than being acquired directly from the Partnership, such as in an offering), the purchaser’s tax basis in those Units (referred to as the purchaser’s “outside basis”) initially will equal the purchase price he or she paid for the Units. However, the purchaser’s outside basis does not necessarily reflect his or her proportionate share of the Partnership’s tax basis in its assets (referred to as the purchaser’s “inside basis”) at the time of purchase, and this difference may have tax consequences to the purchaser. Because the Partnership has made a Section 754 election, the Partnership will make an adjustment under Section 743(b) of the Code to a purchaser’s “inside basis” in the Partnership’s assets so that those assets reflect the price such purchaser paid for his or her Units. As a result, a purchaser of Units will have an inside basis in our assets consisting of (1) such Unitholder’s share of our tax basis in our assets at the time of the purchase of Units (“common basis”) and (2) such Unitholder’s Section 743(b) adjustment to that basis. The Section 743(b) adjustment affects only the inside basis of the purchaser’s portion of Partnership assets and does not affect other Unitholders.

A basis adjustment is required under Section 743(b) regardless of whether a Section 754 election is made if Units are transferred at a time when the Partnership has a substantial built-in loss in its assets immediately after the transfer, or if the Partnership distributes property and has a substantial basis reduction. Generally, a built-in loss or a basis reduction is substantial if it exceeds $250,000.

A Section 743(b) basis adjustment is advantageous to a purchaser of Units if the purchaser’s outside basis in his or her Units is higher than such purchaser’s inside basis. In that case, as a result of the election, the purchaser would, among other things, be allocated a greater amount of depreciation and amortization deductions (assuming the Partnership has depreciable or amortizable assets) and his or her allocable share of any gain on a sale of Partnership assets would be less than it would be absent such adjustment. Conversely, a Section 743(b) basis adjustment is disadvantageous to a purchaser of Units if the purchaser’s outside basis in his or her Units is lower than such purchaser’s inside basis because it would cause such purchaser to be allocated a lesser amount of the Partnership’s depreciation and amortization deductions and his or her allocable share of any gain on a sale of Partnership assets would be greater than it would be absent such adjustment.

The allocation of any Section 743(b) adjustment among the Partnership’s assets must be made in accordance with the Code, but will involve a number of assumptions and the application of judgment by the General Partner. Accordingly, the IRS could challenge some of these allocations and, for example, seek to allocate some or all of any Section 743(b) adjustment from tangible assets that may be amortized or depreciated to goodwill or other asset classes that are either nonamortizable or amortizable over a longer period of time. We cannot assure you that the determinations the Partnership makes will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in the opinion of the General Partner, the expense of compliance exceed the benefit of the election, the General Partner may seek permission from the IRS to revoke the Partnership’s Section 754 election. If permission is granted, a subsequent purchaser of Units may be allocated more income than he or she would have been allocated had the election not been revoked.

Furthermore, strict adherence to Treasury Regulations in making certain Section 743(b) adjustments could result in tax differences among Unitholders that adversely affect the continued uniformity of the tax characteristics of BUCs. As a result, the General Partner has adopted certain 743(b) adjustment methods or conventions that are designed to preserve the uniformity of BUCs, but that may be inconsistent with certain Treasury Regulations. Please see “– Uniformity of BUCs”.  Baird Holm LLP is unable to opine as to the validity of these methods and conventions because there is no clear authority on these issues. If the IRS successfully challenged any method used by the General Partner for making the Section 743(b) adjustments, the uniformity of BUCs might be affected, and the gain or loss realized by a BUC holder from the sale of BUCs might be affected.

Uniformity of BUCs. Because BUCs trade in the public market and many BUCs are held in street name by banks, brokers and other nominees, the Partnership cannot match transferors and transferees of BUCs. As a result, we must maintain uniformity of the economic and tax characteristics of the BUCs to a purchaser of BUCs. In the absence of uniformity, the Partnership may be unable to completely comply with a number of federal income tax requirements under the Code and the Treasury Regulations. A lack of uniformity can result from a literal application of Treasury Regulations pertaining to the Partnership’s method of depreciating or amortizing its Section 743(b) adjustments or from a determination that certain curative allocations designed to prevent the application of Treasury Regulation “ceiling limitations” as it attempts to eliminate book and tax disparities are unreasonable.

The Partnership has adopted reasonable Section 743(b) adjustment methods and other conventions to preserve the uniformity of the intrinsic tax characteristics of BUCs, none of which should have a material adverse effect on the Unitholders. Baird Holm LLP has not opined on the validity of any of these positions. The IRS may challenge any method of accounting for the Section 743(b) adjustment or other methods or conventions adopted by the Partnership. If any such challenge were sustained, the uniformity of BUCs, and the resulting gain or loss from the sale of those BUCs, might be affected.

Disposition of Units. There are a number of federal income tax considerations arising from the sale of Units including:

Recognition of Gain or Loss. Taxable gain or loss will be recognized on a sale or other disposition of Units equal to the difference between the amount realized by the selling Unitholder and his or her tax basis in the Units sold. The amount realized by a Unitholder from the sale of Units will be measured by the sum of the cash or the fair market value of other property received by such selling Unitholder plus his or her share of the Partnership’s nonrecourse liabilities, if any, attributable to the Units sold. Gain or loss recognized by a Unitholder, other than a “dealer” in Units, on the sale or exchange of Units held for one year or less will generally be taxable as a short-term capital gain or loss.

Gain or loss recognized by a Unitholder, other than a “dealer” in Units, on the sale or exchange of Units held for more than one year will generally be taxable as a long-term capital gain or loss. Capital gain recognized by an individual on the sale of Units held for more than twelve months will generally be taxed at the U.S. federal income tax rate applicable to long-term capital gains. However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to “unrealized receivables,” including potential recapture items such as depreciation recapture, or to “inventory gains” we own. Ordinary income attributable to unrealized receivables and inventory items may exceed net taxable gain realized upon the sale of a Unit and may be recognized even if there is a net taxable loss realized on the sale of a Unit. Thus, a Unitholder may recognize both ordinary income and a capital loss upon a sale of Units. Capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations. Ordinary income recognized by a Unitholder on disposition of our Units may be reduced by such Unitholder’s deduction for qualified business income. Both ordinary income and capital gain recognized on a sale of Units may be subject to the NIIT in certain circumstances. Please read "– Tax Rates.”

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Code allow a selling Unitholder who can identify Units transferred with an ascertainable holding period to elect to use the actual holding period of the Units transferred. Thus, according to the ruling discussed above, a Unitholder will be unable to select high or low basis Units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, he may designate specific Units sold for purposes of determining the holding period of Units transferred. A Unitholder electing to use the actual holding period of Units transferred must consistently use that identification method for all subsequent sales or exchanges of Units. A Unitholder considering the purchase of additional Units or a sale of Units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;
•	an offsetting notional principal contract; or
•	a futures or forward contract;

in each case, with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees. In general, taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the Unitholders, in proportion to the number of Units beneficially owned by each of them as of the closing of trading on the last business day of a month. However, gain or loss realized on a sale or other disposition of Partnership assets other than in the ordinary course of business will be allocated among the Unitholders beneficially owning Units as of the closing of trading on the last business day of a month in which that gain or loss is recognized. As a result, a Unitholder acquiring Units may be allocated income, gain, loss and deduction realized prior to the date of transfer. The use of this method may not be permitted under existing Treasury Regulations. Accordingly, Baird Holm LLP is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee Unitholders. The General Partner uses this method because it is not administratively feasible to make these allocations on a more frequent basis. If this method is not allowed under the Treasury Regulations or only applies to transfers of less than all of the Unitholder’s interest, the Partnership’s taxable income or losses might be reallocated among the Unitholders. The General Partner is authorized to revise the method of allocation between transferor and transferee Unitholders, as well as Unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A Unitholder who owns Units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Partnership Expenses. The Partnership has incurred or will incur various expenses in connection with its ongoing administration and operation. Payment for services generally is deductible if the payments are ordinary and necessary expenses, are reasonable in amount and are for services performed during the taxable year in which paid or accrued. The Partnership anticipates that a substantial portion of its ordinary expenses will be allocable to tax-exempt interest income. The Code prohibits the deduction of any expense otherwise allowable under Code Section 212 which is allocable to tax-exempt interest income. The Partnership allocates its expenses in proportion to the amount of tax-exempt income and taxable income that it receives. Unitholders generally will not be permitted to deduct the portion of the Partnership’s expenses related to tax-exempt income in calculating their federal income tax liability. Borrowers pay certain fees they incur in connection with obtaining financing from the Partnership directly to the General Partner. The Partnership treats these fees as earned directly by the General Partner for services it renders to the borrowers. It is possible that the IRS could contend such fees should be treated as additional taxable income to the Partnership and additional expense. If such position were asserted and upheld, it would result in the Partnership recognizing additional taxable income, but all or a substantial portion of the additional expense would be disallowed. In addition, depending on the amount of such income relative to the Partnership’s other income, it could result in the Partnership being treated as a publicly traded partnership taxable as a corporation.

The IRS may not agree with the Partnership’s determinations as to the deductibility of fees and expenses and might require that certain expenses be capitalized and amortized or depreciated over a period of years. If all or a portion of such deductions were to be disallowed, on the basis that some of the foregoing expenses are non-deductible syndication fees or otherwise, the Partnership’s taxable income would be increased or its losses would be reduced.

Treatment of Syndication Expenses. Except as discussed below, neither the Partnership nor any Unitholder is permitted to deduct, for federal income tax purposes, amounts paid or incurred to sell or market Units in the Partnership (“syndication expenses”). The determination as to whether or not expenses are syndication expenses is a factual determination which will initially be made by the Partnership. The IRS could challenge the Partnership’s determination expenses are not syndication expenses.

Backup Withholding. Distributions to Unitholders whose Units are held on their behalf by a “broker” may constitute “reportable payments” under the federal income tax rules regarding “backup withholding.” Backup withholding, however, would apply only if the Unitholder (i) failed to furnish its Social Security number or other taxpayer identification number of the person subject to the backup withholding requirement (e.g., the broker) or (ii) furnished an incorrect Social Security number or taxpayer identification number. If “backup withholding” were applicable to a Unitholder, the Partnership would be required to withhold 24% of each distribution to such Unitholder and to pay such amount to the IRS on behalf of such Unitholder.

Issuance of Additional Units. The Partnership may issue new Units to additional investors to finance the acquisition of additional investments. On any issuance of additional Units, the Partnership expects that it will adjust the capital accounts of the existing Unitholders for capital account maintenance purposes under applicable Treasury Regulations in order to reflect a revaluation of the Partnership’s assets (based on their then fair market value, net of liabilities to which they are then subject).

Tax Returns, Audits, Interest and Penalties. We intend to furnish to each Unitholder, after the close of each taxable year, specific tax information, including a Schedule K-1, which describes its share of our income, gain, loss, and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each Unitholder’s share of income, gain, loss, and deduction. We cannot assure our Unitholders that those positions will yield a result that conforms to all of the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS.

The IRS may audit our federal income tax information returns. Neither we nor Baird Holm LLP can assure prospective Unitholders that the IRS will not successfully challenge the positions we adopt, and such a challenge could adversely affect the value of our Units. Adjustments resulting from an IRS audit may require each Unitholder to adjust a prior year’s tax liability and may result in an audit of the Unitholder’s own return. Any audit of a Unitholder’s return could result in adjustments unrelated to our returns.

The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings for each of the partners. Pursuant to the Bipartisan Budget Act of 2015, for taxable years beginning after December 31, 2017, if the IRS makes audit adjustments to our income tax returns, it (and some states) may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustment directly from us, unless we elect to have our Unitholders and former Unitholders take any audit adjustment into account in accordance with their interests in us during the taxable year under audit. Similarly, for such taxable years, if the IRS makes audit adjustments to income tax returns filed by an entity in which we are a member or partner, it may assess and collect any taxes (including penalties and interest) resulting from such audit adjustment directly from such entity.

Generally, we expect to elect to have our Unitholders and former Unitholders take any such audit adjustment into account in accordance with their interests in us during the taxable year under audit, but there can be no assurance that such election will be effective in all circumstances. If we are unable or if it is not economical to have our Unitholders and former Unitholders take such audit adjustment into account in accordance with their interests in us during the taxable year under audit, then our current Unitholders may bear some or all of the tax liability resulting from such audit adjustment, even if such Unitholders did not own our Units during the taxable year under audit. If, as a result of any such audit adjustment, we are required to make payments of taxes, penalties or interest, we may require out Unitholders and former Unitholder to reimburse us for such taxes (including any applicable penalties or interest) or, if we bear such payment directly, our cash available for distribution to our Unitholders might be substantially reduced. These rules are not applicable for taxable years beginning on or prior to December 31, 2017. Congress has proposed changes to the Bipartisan Budget Act, and we anticipate that amendments may be made. Accordingly, the manner in which these rules may apply to us in the future is uncertain.

Additionally, pursuant to the Bipartisan Budget Act of 2015, the Code no longer requires that we designate a Tax Matters Partner. Instead, for taxable years beginning after December 31, 2017, we are required to designate a partner, or other person, with a substantial presence in the United States as the partnership representative (“Partnership Representative”). The Partnership Representative has the sole authority to act on our behalf for purposes of, among other things, federal income tax audits and judicial review of administrative adjustments by the IRS. If we do not make such a designation, the IRS can select any person as the Partnership Representative. Further, any actions taken by us or by the Partnership Representative on our behalf with respect to, among other things, federal income tax audits and judicial review of administrative adjustments by the IRS, will be binding on us and all of our Unitholders.

State, Local and Foreign Income Taxes. In addition to the U.S. federal income tax consequences described above, Unitholders should consider potential state, local and foreign tax consequences of an investment in the Partnership and are urged to consult their individual tax advisors in this regard. The rules of some states, localities and foreign jurisdictions for computing and/or reporting taxable income may differ from the federal rules. Interest income that is tax-exempt for federal purposes is generally subject to state taxes, except in the state in which the property securing the Partnership’s investment and the bond issuer are located. All the bonds and interest income thereon may be subject to taxation by localities and foreign jurisdictions. An investment in the Partnership’s Units could also require Unitholders to file tax returns in various jurisdictions, although the Partnership is not aware of any current filing obligations.

Under the tax laws of certain states, the Partnership may be subject to state income or franchise tax or other taxes applicable to the Partnership. Such taxes may decrease the amount of distributions available to Unitholders. Unitholders are advised to consult with their tax advisors concerning the tax treatment of the Partnership, and the effects under the tax laws of the states applicable to the Partnership and its Unitholders.

Tax-Exempt Unitholders. A Unitholder that is a tax-exempt organization for U.S. federal income tax purposes and, therefore, generally exempt from U.S. federal income taxation, may nevertheless be subject to “unrelated business income tax” to the extent, if any, that its allocable share of our income consists of “unrelated business taxable income,” or UBTI. A tax-exempt partner in a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) that regularly engages in a trade or business which is unrelated to the exempt function of the tax-exempt partner must include in computing its UBTI, its pro rata share (whether or not distributed) of such partnership’s gross income derived from such unrelated trade or business. Moreover, such tax-exempt partner could be treated as earning UBTI to the extent that such entity derives partnership income from

“debt-financed property,” or if the partnership interest itself is debt financed. Debt-financed property means property held to produce income with respect to which there is “acquisition indebtedness” (i.e., indebtedness incurred in acquiring or holding property).

We expect that we will incur “acquisition indebtedness” with respect to certain of our assets. To the extent we recognize taxable income in the form of interest from debt securities with respect to which there is “acquisition indebtedness” during a taxable year, the percentage of such income that will be treated as UBTI generally will be equal to the amount of such income times a fraction, the numerator of which is the “average acquisition indebtedness” incurred with respect to the securities, and the denominator of which is the “average amount of the adjusted basis” of the securities during the period such securities are held by us during the taxable year. To the extent we recognize gain from disposition of securities with respect to which there is “acquisition indebtedness,” the portion of the gain that will be treated as UBTI will be equal to the amount of the gain times a fraction, the numerator of which is the highest amount of the “acquisition indebtedness” with respect to the securities during the twelve-month period ending with the date of their disposition, and the denominator of which is the “average amount of the adjusted basis” of the securities during the period such securities are held by us during the taxable year. In addition, tax-exempt U.S. Unitholders may be subject to the AMT with respect to income we receive from any of our debt-financed mortgage revenue bonds.

Because we expect to incur “acquisition indebtedness” with respect to certain of our assets, we expect that tax-exempt Unitholders will recognize a significant amount of “unrelated business taxable income” as a result of an investment in our Units. Accordingly, prospective purchasers who are tax-exempt organizations are urged to consult their tax advisors concerning the possible U.S. federal, state, local, and non-U.S. tax consequences arising from an investment in our Units.

Partnerships. If an entity or arrangement which is treated as a partnership for U.S. federal income tax purposes is a Unitholder, the U.S. federal income tax treatment of a partner in such partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. A partner of a partnership that is a Unitholder should consult its tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our Units.

Non-U.S. Unitholders. Whether an investment in our Units is appropriate for a non-U.S. person will depend upon that person’s particular circumstances. An investment in our Units by a non-U.S. person may have adverse U.S. federal, state and / or local tax consequences for such non-U.S. person. Non-U.S. persons should consult their tax advisors before investing in our Units.

For purposes of the following discussion, a “non-U.S. Unitholder” is a beneficial owner of our Units that is neither (i) an individual that is a citizen or resident of the United States, (ii) a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, nor (iv) a trust (a) the administration over which a U.S. court can exercise primary supervision and (b) all of the substantial decisions of which one or more U.S. persons have the authority to control.

Non-U.S. Unitholders generally will be subject to withholding of U.S. federal income tax at a 30% rate on their allocable Units of the gross amount of our dividend income, any taxable interest income, rental income, and any other fixed or determinable annual or periodical income received from sources within the United States that is not treated as effectively connected with a trade or business within the United States. The 30% rate may be reduced or eliminated under the provisions of an applicable income tax treaty between the United States and the country in which a non-U.S. Unitholder resides or is organized, provided the non-U.S. Unitholder provides the applicable withholding agent with the required certification (generally, on IRS Form W8-BEN). Under the “portfolio interest exemption,” the 30% withholding tax does not apply to certain interest income from obligations of U.S. persons allocable to certain non-U.S. Unitholders (provided certain requirements are met and the required certification is made by the non-U.S. Unitholder). In general, the “portfolio interest exception” does not apply to contingent interest. Moreover, a non-U.S. Unitholder generally will not be subject to U.S. federal income tax on its allocable share of our capital gains unless (i) such gains are effectively connected with the conduct of a U.S. trade or business of such non-U.S. Unitholders (and, if an income tax treaty is applicable, such gains are not attributable to a permanent establishment in the United States maintained by such non-U.S. Unitholder) or (ii) such non-U.S.

Unitholder is an individual who is present in the United States for 183 or more days during the taxable year and satisfies certain other conditions. In general, gains from U.S. real property interests (including certain rights to contingent interest) are deemed effectively connected with a U.S. trade or business.

Non-U.S. Unitholders treated as engaged in a U.S. trade or business are generally subject to U.S. federal income tax at the graduated rates applicable to U.S. persons on their net income which is considered to be effectively connected with such U.S. trade or business. Non-U.S. Unitholders that are corporations may also be subject to a 30% branch profits tax on such effectively connected income. The 30% rate applicable to branch profits may be reduced or eliminated under the provisions of an applicable income tax treaty between the United States and the country in which the non-U.S. person resides or is organized.

We expect that our method of operation will result in us generating income treated (or deemed treated) as effectively connected with the conduct of a U.S. trade or business with respect to non-U.S. Unitholders. If a non-U.S. Unitholder were treated as being engaged in a U.S. trade or business in any year because an investment in our Units in such year constituted a U.S. trade or business, such non-U.S. Unitholder generally would be required to (i) file a U.S. federal income tax return for such year reporting its allocable share, if any, of our income or loss effectively connected with such trade or business and (ii) pay U.S. federal income tax at regular U.S. tax rates on any such income. Moreover, a corporate non-U.S. Unitholder generally would be subject to a U.S. branch profits tax on its allocable share of our effectively connected income. In addition, a non-U.S. Unitholder would be subject to withholding at the highest applicable rate with respect to such non-U.S. Unitholder’s allocable share of our effectively connected income. Any amount so withheld would be creditable against such non-U.S. Unitholder’s U.S. federal income tax liability, and such non-U.S. Unitholder could claim a refund to the extent that the amount withheld exceeded such non-U.S. Unitholder’s U.S. federal income tax liability for the taxable year. Finally, if we are engaged in a U.S. trade or business, a portion of any gain recognized by a non-U.S. Unitholder on the sale or exchange of its Units may be treated for U.S. federal income tax purposes as effectively connected income, and hence such non-U.S. Unitholder may be subject to U.S. federal income tax on the sale or exchange. To the extent our income is treated as effectively connected income, it may also be treated as non-qualifying income for purposes of the Qualifying Income Exception discussed above under “Treatment of the Partnership as a Publicly Traded Partnership.”

In general, different rules from those described above apply in the case of non-U.S. Unitholders subject to special treatment under U.S. federal income tax law, including a non-U.S. Unitholder (i) that has an office or fixed place of business in the United States or is otherwise carrying on a U.S. trade or business; (ii) who is an individual present in the United States for 183 or more days or has a “tax home” in the United States for U.S. federal income tax purposes; or (iii) who is a former citizen or resident of the United States.

Prospective purchasers who are non-U.S. persons are urged to consult their tax advisors with regard to the U.S. federal income tax consequences to them of acquiring, holding and disposing of the Units, as well as the effects of state, local, and non-U.S. tax laws.

Additional Withholding Requirements. Under the Foreign Account Tax Compliance Act (“FATCA”) enacted as part of the Hiring Incentives to Restore Employment Act, as well as guidance in the form of regulations and other administrative guidance, the relevant withholding agent may be required to withhold 30% of any interest, dividends, and other fixed or determinable annual or periodical gains, profits, and income from sources within the United States paid after June 30, 2014 or gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States paid after December 31, 2016 to (i) a foreign financial institution (for which purposes includes foreign broker-dealers, clearing organizations, investment companies, hedge funds, and certain other investment entities) unless such foreign financial institution agrees to verify, report, and disclose its U.S. accountholders and meets certain other specified requirements or (ii) a non-financial foreign entity that is a beneficial owner of the payment unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address, and taxpayer identification number of each substantial U.S. owner and such entity meets certain other specified requirements or otherwise qualifies for an exemption from this withholding. If withholding is required under FATCA on a payment, investors that otherwise would not be subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) on such payment generally will be required to seek a refund or credit from the IRS to obtain the benefit of such exemption or reduction (provided that such benefit is available). Prospective investors should consult their own tax advisors regarding the effect, if any, of FATCA on their ownership and disposition of our Units.

Tax Rates. Currently, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 37% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than twelve months) of individuals is 20%. Such rates are subject to change by new legislation at any time.

In addition, a 3.8% Medicare tax (NIIT) is imposed on certain net investment income earned by individuals, estates and trusts. For these purposes, net investment income generally includes a Unitholder's allocable share of our income and gain realized by a Unitholder from a sale of Units. In the case of an individual, the tax will be imposed on the lesser of (i) the Unitholder's net investment income or (ii) the amount by which the Unitholder's modified adjusted gross income exceeds $250,000 (if the Unitholder is married and filing jointly or a surviving spouse), $125,000 (if the Unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins for such taxable year. The U.S. Department of the Treasury and the IRS have issued Treasury Regulations that provide guidance regarding the NIIT. Prospective Unitholders are urged to consult with their tax advisors as to the impact of the NIIT on an investment in our Units.

For taxable years beginning after December 31, 2017, and ending on or before December 31, 2025, a non-corporate Unitholder is entitled to a deduction equal to 20% of its "qualified business income" attributable to us, subject to certain limitations. For purposes of this deduction, a Unitholder's "qualified business income" attributable to us is equal to the sum of:

•

the net amount of such Unitholder's allocable share of certain of our items of income, gain, deduction and loss (generally excluding certain items related to our investment activities, including capital gains and dividends, which are subject to a federal income tax rate of 20%); and

•

any gain recognized by such Unitholder on the disposition of its Units to the extent such gain is attributable to certain Section 751 assets, including depreciation recapture and "inventory items" we own.

Prospective Unitholders should consult their tax advisors regarding the application of this deduction and its interaction with the overall deduction for qualified business income.

Recent Legislative Developments

The present federal income tax treatment of publicly traded partnerships or an investment in our Units may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of Congress and the President propose and consider substantive changes to the existing federal income tax laws that affect the tax treatment of publicly traded partnerships.

On December 22, 2017, the President signed into law comprehensive U.S. federal tax reform legislation that significantly reforms the Code. This legislation, among other things, contains significant changes to the taxation of our operations and an investment in our Units, including a partial limitation on the deductibility of certain business interest expenses, a deduction for our Unitholders relating to certain income from partnerships, immediate deductions for certain new investments instead of deductions for depreciation over time and the modification or repeal of many business deductions and credits. We continue to examine the impact of this tax reform legislation, and as its overall impact is uncertain, we note that this tax reform legislation could adversely affect the value of an investment in our Units. Prospective Unitholders are urged to consult their tax advisors regarding the impact of this tax reform legislation on an investment in our Units.

Additional modifications to the federal income tax laws and interpretations thereof may or may not be retroactively applied and could make it more difficult or impossible to meet the exception for us to be treated as a partnership for federal income tax purposes. Please read "– Partnership Status”. We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us, and any such changes could negatively impact the value of an investment in our Units.

Other U.S. Federal Income Tax Considerations

The Code contains certain provisions that could result in other tax consequences as a result of the ownership of mortgage revenue bonds by the Partnership or the inclusion in certain computations including, without limitation, those related to the corporate Alternative Minimum Tax, of interest that is excluded from gross income.

Ownership of tax-exempt obligations by the Partnership may result in collateral tax consequences to certain taxpayers, including, without limitation, financial institutions, property and casualty insurance companies, certain foreign corporations doing business in the United States, certain S corporations with excess passive income, individual recipients of social security or railroad retirement benefits and individuals otherwise eligible for the earned income credit. Prospective purchasers of the Partnership’s Units should consult their own tax advisors as to the applicability of any such collateral consequences.

THE FOREGOING DESCRIPTION OF U.S. FEDERAL INCOME TAX CONSEQUENCES DOES NOT ADDRESS THE CIRCUMSTANCES OF ANY PARTICULAR UNITHOLDER. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PARTNERSHIP’S UNITS, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS.

ERISA CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, and the Code impose restrictions on (a) employee benefit plans (as defined in Section 3(3) of ERISA); (b) plans described in Section 4975(e)(1) of the Code, including individual retirement accounts or Keogh plans; (c) any entities whose underlying assets include plan assets by reason of a plan’s investment in such entities (each item described in (a), (b) or (c) being a “plan”); and (d) persons who have specified relationships to those plans, i.e., “parties-in-interest” under ERISA, and “disqualified persons” under the Code.  ERISA also imposes certain duties on persons who are fiduciaries of plans subject to ERISA and prohibits certain transactions between a plan and parties-in-interest or disqualified persons with respect to such plans.  Certain federal, state, local, and non-U.S. or other laws or regulations that are similar to the relevant provisions of ERISA or the Code (“Similar Laws”) may also impose restrictions on employee benefit plans and/or persons who are fiduciaries of plans subject to the Similar Laws.

The Acquisition and Holding of Our Securities

An investment in our BUCs by a plan that has a relationship as “parties-in-interest” or “disqualified persons” could be deemed to constitute a transaction prohibited under Title I of ERISA or Section 4975 of the Code (e.g., the indirect transfer to or use by party-in-interest or disqualified person of assets of a plan).  Such transactions may, however, be subject to one or more statutory or administrative exemptions such as a prohibited transaction class exemption (a “PTCE”) including, for example, PTCE 90-1, which exempts certain transactions involving insurance company pooled separate accounts, PTCE 91-38, which exempts certain transactions involving bank collective investment funds, PTCE 84-14, which exempts certain transactions effected on behalf of a plan by a “qualified professional asset manager,” PTCE 95-60, which exempts certain transactions involving insurance company general accounts and PTCE 96-23, which exempts certain transactions effected on behalf of a plan by an “in-house asset manager” or another available exemption.  Such exemptions may not, however, apply to all of the transactions that could be deemed prohibited transactions in connection with a plan’s investment.

Plan Asset Issues

In connection with an investment in the BUCs with any portion of the assets of an employee benefit plan, in addition to considering whether the purchase of our BUCs is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in our BUCs, be deemed to own an undivided interest in our assets, with the result that our General Partner also would be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code and any other applicable Similar Laws. In addition, if our assets are deemed to be “plan assets” under ERISA, this would result, among other things, in (a) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by us, and (b) the possibility that certain transactions in which we seek to engage could constitute “prohibited transactions” under the Code, ERISA, and any other applicable Similar Laws.

The Department of Labor regulations, as modified by Section 3(42) of ERISA, provide guidance with respect to whether, in certain circumstances, the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets.” Under these regulations, an entity’s underlying assets generally would not be considered to be “plan assets” if, among other things:

(a)

the equity interests acquired by the employee benefit plan are “publicly offered securities” – i.e., the equity interests are part of a class of securities that are widely held by 100 or more investors independent of the issuer and each other, “freely transferable” (as defined in the applicable Department of Labor regulations), and either part of a class of securities registered pursuant to certain provisions of the federal securities laws or sold to the plan as part of a public offering under certain conditions;

(b)

the entity is an “operating company” – i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries, or it qualifies as a “venture capital operating company” or a “real estate operating company;” or

(c)

there is no “significant” investment by benefit plan investors (as defined in Section 3(42) of ERISA), which is defined to mean that, immediately after the most recent acquisition of an equity interest in any entity by an employee benefit plan, less than 25% of the total value of each class of equity interest, (disregarding certain interests held by our General Partner, its affiliates, and certain other persons who have discretionary authority or control with respect to the assets of the entity or provide investment advice for a fee with respect to such assets) is held by the employee benefit plans that are subject to part 4 of Title I of ERISA (which excludes governmental plans and non-electing church plans) and/or Section 4975 of the Code, IRAs, and certain other employee benefit plans not subject to ERISA (such as electing church plans).

With respect to an investment in our BUCs, the General Partner believes the Partnership qualifies for the exception under the plan asset regulations set forth in (a) above.  The General Partner intends to take such steps as may be necessary to maintain the availability of this “publicly offered securities” exception to the plan asset regulations and thereby prevent the Partnership’s assets from being treated as assets of any investing plan.

Fiduciary Considerations

Any plan fiduciary that proposes to cause a plan to purchase our BUCs should consult with its counsel with respect to the potential applicability of ERISA, the Code, and Similar Laws to such investment and determine on its own whether any exceptions or exemptions are applicable and whether all conditions of any such exceptions or exemptions have been satisfied.  Moreover, each plan fiduciary should determine whether, under the general fiduciary standards of investment prudence, diversification, and liquidity that may apply under ERISA, the Code, or applicable Similar Laws, an investment in our securities is appropriate for the plan, taking into account the overall investment policy of the plan and the composition of the plan’s investment portfolio. Each plan fiduciary should determine whether an investment in our BUCs is authorized by the appropriate governing instruments of the plan. The sale of our securities is in no respect a representation by us or any other person that such an investment meets all relevant legal requirements with respect to investments by plans generally or that such an investment is appropriate for any particular plan.

The foregoing discussion of issues arising for employee benefit plan investments under ERISA, the Code, and applicable Similar Laws is general in nature and is not intended to be all inclusive, nor should it be construed as legal advice.

PLAN OF DISTRIBUTION

We may sell the securities offered pursuant to this prospectus and any accompanying prospectus supplements to or through one or more underwriters, brokers, or dealers, or we may sell the securities to investors directly or through agents, or through a combination of any of these methods of sale.  Any underwriter or agent involved in the offer and sale of our securities will be named in the applicable prospectus supplement.  We may sell securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

Underwriters may offer and sell our securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.  We also may, from time to time, authorize dealers or agents to offer and sell securities on the terms and conditions described in the applicable prospectus supplement.  In connection with the sale of our securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent.  Underwriters may sell these securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters or commissions from the purchasers for which they may act as agents.

Our BUCs may also be sold in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of the securities as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement; (c) a special offering, an exchange distribution, or a secondary distribution in accordance with applicable NASDAQ or stock exchange rules; (d) ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers; (e) sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for securities; and (f) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. Broker-dealers may also receive compensation from purchasers of our securities which is not expected to exceed customary compensation in the types of transactions involved.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of securities, and any discounts or concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement.  Dealers and agents participating in the distribution of our securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions.

Underwriters, dealers, and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.  Unless otherwise set forth in the accompanying prospectus supplement, the obligations of any underwriters to purchase any of our securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the securities then being sold, if any is purchased.

Underwriters, dealers, and agents may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business.

In connection with the offering of securities described in this prospectus and any accompanying prospectus supplement, certain underwriters, selling group members, and their respective affiliates may engage in transactions that stabilize, maintain, or otherwise affect the market price of the security being offered.  These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which these persons may bid for or purchase securities for the purpose of stabilizing their market price.  The underwriters in an offering of our securities may also create a “short position” for their account by selling more securities in connection with the offering than they are committed to purchase from us.  In that case, the underwriters could cover all or a portion of the short position by either purchasing the securities in the open market following completion of the offering or by exercising any over-allotment option granted to them by us.  In addition, the managing underwriter may impose “penalty bids” under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession for the securities that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market.  Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of our securities at a level above that which might otherwise prevail in the open market.  None of the transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.

Our BUCs are listed on the NASDAQ Global Select Market under the symbol “ATAX.” Any underwriters or agents to or through which BUCs are sold by us may make a market in our BUCs, but these underwriters or agents will not be obligated to do so and any of them may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or trading market for any of our securities.

Because the Financial Industry Regulatory Authority, Inc. (“FINRA”) views our BUCs as interests in a direct participation program, any offering of BUCs under the registration statement of which this prospectus forms a part will be made in compliance with Rule 2310 of the FINRA Conduct Rules.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the prospectus supplement relating thereto.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon for us by Barnes & Thornburg LLP, Indianapolis, Indiana.  The description of federal income tax consequences in “U.S. Federal Income Tax Considerations” is based on the opinion of Baird Holm LLP.  Legal counsel to any underwriters may pass upon legal matters for such underwriters and will be named in the applicable prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We furnish and file annual, quarterly, and current reports and other information with the SEC.  The SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC.  Our SEC filings are available to the public on the SEC’s Internet website at http://www.sec.gov.  Those filings are also available to the public on our corporate website at http://www.ataxfund.com.  Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

We have filed a registration statement, of which this prospectus is a part, covering the securities offered hereby.  As allowed by SEC rules, this prospectus does not contain all the information set forth in the registration statement and the exhibits, financial statements, and schedules thereto.  We refer you to the registration statement, the exhibits, financial statements, and schedules thereto for further information.  This prospectus is qualified in its entirety by such other information.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

SEC rules allow us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be included in and an important part of this prospectus and should be read with the same care. Information that we later file with the SEC that is incorporated by reference into this prospectus will automatically update and supersede this information. We are incorporating by reference into this prospectus the following documents that we have filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2018;
•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2019;
•

our Current Reports on Form 8-K filed with the SEC on February 8, March 13, June 13, July 22, July 31, August 5, August 22, August 26, August 30 (with the exception of the information furnished under Item 7.01 thereof), September 5, September 11 (with the exception of the information furnished under Item 7.01 thereof), and September 13, 2019;

•

the description of our beneficial unit certificates representing assigned limited partnership interests contained in our registration statement on Form 8-A filed with the SEC on August 27, 1998, as such description was amended on October 31, 2016, together with any further amendment or report filed with the SEC for the purpose of updating such description.

In addition, we also incorporate by reference into this prospectus all documents and additional information that we may subsequently file with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the initial filing of the registration statement of which this prospectus is a part (including prior to the effectiveness of the registration statement) and prior to the termination of any offering. These documents include, but are not limited to, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as well as proxy statements, if any.  Any statement contained in this prospectus or in any document incorporated, or deemed to be incorporated, by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference into this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus and the related registration statement.  Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

The information related to us contained in this prospectus should be read together with the information contained in the documents incorporated by reference.  We will provide without charge to each person, including any beneficial owner of our BUCs, to whom this prospectus is delivered, upon written or oral request, a copy of any and all of the information or documents that have been incorporated by reference into this prospectus but not delivered with this prospectus (without exhibits, unless the exhibits are specifically incorporated by reference but not delivered with this prospectus). Requests should be directed to:

Mr. Craig S. Allen

America First Multifamily Investors, L.P.

1004 Farnam Street, Suite 400

Omaha, Nebraska 68102

(402) 444-1640

You should rely only on the information and representations in this prospectus, any applicable prospectus supplement, and the documents that are incorporated by reference. We have not authorized anyone else to provide you with different information or representations. We are not offering these securities in any state where the offer is prohibited by law. You should not assume that the information in this prospectus, any applicable prospectus supplement, or any incorporated document is accurate as of any date other than the date of the document.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses, other than underwriting discounts and commissions, expected to be incurred in connection with the issuance and distribution of the securities being registered hereby, all of which will be borne by America First Multifamily Investors, L.P.  All amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$20,576
NASDAQ filing fee	*
Accounting fees and expenses	$18,000
Legal fees and expenses	$32,500
Printing	*
Miscellaneous	$7,500
Total	$78,576
*	These fees and expenses are calculated based on the number of issuances and amount of securities to be offered, and accordingly cannot be estimated at this time.

Item 15.  Indemnification of Directors and Officers.

Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any party or other person from and against any and all claims and demands whatsoever, subject to any terms, conditions, or restrictions set forth in the partnership agreement.  The registrant has no directors.  Indemnification of the registrant’s general partner and its affiliates (including the officers and managers of the general partner of the registrant) is provided in Section 5.09 of the registrant’s First Amended and Restated Agreement of Limited Partnership, which is listed as Exhibit 4.1 of Item 16 of this Registration Statement and such section is incorporated by reference herein.

Item 16.  Exhibits.

Exhibit Number	Description
1.1*	Form of Underwriting Agreement.
4.1

America First Multifamily Investors, L.P. First Amended and Restated Agreement of Limited Partnership dated as of September 15, 2015 (incorporated herein by reference to Exhibit 3.1 to Form 8-K (No. 000-24843), filed by the registrant on September 18, 2015).

4.2

First Amendment to First Amended and Restated Agreement of Limited Partnership of America First Multifamily Investors, L.P. dated March 30, 2016 (incorporated herein by reference to Exhibit 3.1 to Form 8-K (No. 000-24843), filed by the registrant on March 31, 2016).

4.3

Second Amendment to First Amended and Restated Agreement of Limited Partnership of America First Multifamily Investors, L.P. dated May 19, 2016 (incorporated herein by reference to Exhibit 3.1 to Form 8-K (No. 000-24843), filed by the registrant on May 19, 2016).

4.4

Third Amendment to First Amended and Restated Agreement of Limited Partnership of America First Multifamily Investors, L.P. dated August 7, 2017 (incorporated herein by reference to Exhibit 3.1 to Form 8-K (No. 000-24843), filed by the registrant on August 7, 2017).

4.5

Fourth Amendment to First Amended and Restated Agreement of Limited Partnership of America First Multifamily Investors, L.P. dated September 10, 2019 (incorporated herein by reference to Exhibit 3.1 to Form 8-K (No. 000-24843), filed by the registrant on September 11, 2019).

4.6

Certificate of Limited Partnership of America First Multifamily Investors, L.P. (f/k/a America First Tax Exempt Investors, L.P.) (incorporated herein by reference to Exhibit 3.5 to Form 10-K (No. 000-24843), filed by the registrant on February 28, 2019).

4.7

Amendment to the Certificate of Limited Partnership, effective November 12, 2013 (incorporated herein by reference to Exhibit 3.6 to Form 10-K (No. 000-24843), filed by the registrant on February 28, 2019).

4.8**	Certificate of Incorporation and Bylaws of Greystone ILP, Inc.
4.9	Form of Beneficial Unit Certificate of the registrant (incorporated herein by reference to Exhibit 4.1 to Form 10-K (No. 000-24843), filed by the registrant on February 28, 2019).
5.1**	Opinion of Barnes & Thornburg LLP regarding legality of the securities being registered.
8.1**	Opinion of Baird Holm LLP regarding certain tax matters.
23.1**	Consent of PricewaterhouseCoopers LLP.
23.2**	Consent of Barnes & Thornburg LLP (included in Exhibit 5.1).
23.3**	Consent of Baird Holm LLP (included in Exhibit 8.1).
24.1**	Powers of Attorney (included on the signature pages).

*	To be filed by amendment or pursuant to a report to be filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, if applicable.
**	Filed herewith.

Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

(a)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that, paragraphs (a)(1), (a)(2), and (a)(3) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(b)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(1)Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(2)Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(e)That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(f)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(h)The undersigned registrant hereby undertakes that:

(1)For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on November 26, 2019.

AMERICA FIRST MULTIFAMILY INVESTORS, L.P.

By:	America First Capital Associates Limited Partnership Two, General Partner of the Registrant

By:	Greystone AF Manager, LLC, General Partner of America First Capital Associates Limited Partnership Two

By:	/s/ Stephen Rosenburg
Stephen Rosenberg, Chairman of the Board

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Craig S. Allen and Chad L. Daffer, and each of them, either of whom may act without the joinder of the other, as such person’s true and lawful attorney‑in‑fact and agent, with full power of substitution, to sign on his or her behalf, individually and in each capacity stated below, any amendment, including post‑effective amendments, to this registration statement, including any registration statement filed pursuant to Rule 462(b) which is related to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ Chad L. Daffer
Chad L. Daffer	Chief Executive Officer of the Registrant (Principal Executive Officer)	November 26, 2019

/s/ Craig S. Allen
Craig S. Allen	Chief Financial Officer of the Registrant (Principal Financial Officer and Principal Accounting Officer)	November 26, 2019

/s/ Stephen Rosenberg
Stephen Rosenberg	Chairman of the Board of Greystone AF Manager, LLC	November 26, 2019

/s/ Jeffrey M. Baevsky
Jeffrey M. Baevsky	Manager of Greystone AF Manager, LLC	November 26, 2019

/s/ Drew C. Fletcher
Drew C. Fletcher	Manager of Greystone AF Manager, LLC	November 26, 2019

/s/ Walter K. Griffith
Walter K. Griffith	Manager of Greystone AF Manager, LLC	November 26, 2019

/s/ Steven C. Lilly
Steven C. Lilly	Manager of Greystone AF Manager, LLC	November 26, 2019

/s/ William P. Mando, Jr.
William P. Mando, Jr.	Manager of Greystone AF Manager, LLC	November 26, 2019

/s/ Curtis A. Pollock
Curtis A. Pollock	Manager of Greystone AF Manager, LLC	November 26, 2019